Exhibit (f)(1)

Letter Agreement

May 4, 2011

Wells Fargo Securities, LLC

and Wells Fargo Bank, National Association

One Wachovia Center, NC0600

Charlotte, North Carolina 28288

Attention:  Mary Katherine DuBose

Fax:  (704) 715-0067

Wells Fargo Bank, National Association

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attention:  CDO Trust Services — New Mountain Capital

Fax:  (410) 715-3748

Re:                               (i) That certain Loan and Security Agreement, dated as of October 21, 2009, by and among New Mountain Guardian (Leveraged), L.L.C., as collateral manager (the “Large Facility Collateral Manager”), New Mountain Guardian Debt Funding, L.L.C., as borrower (the “Large Facility Borrower”), Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), each of the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as collateral custodian (the “Collateral Custodian”) (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan and Security Agreement (Large)”) and (ii) that certain Loan and Security Agreement, dated as of November 19, 2009, by and among New Mountain Guardian Partners (Leveraged), L.L.C., as collateral manager (the “Small Facility Collateral Manager”), New Mountain Guardian Partners Debt Funding, L.L.C., as borrower (the “Small Facility Borrower” and, together with the Large Facility Borrower the Large Facility Collateral Manager and the Small Facility Collateral Manager, the “Credit Parties”), the Administrative Agent, the Lenders, and the Collateral Custodian (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan and Security Agreement (Small)” and, together with the Existing Loan and Security Agreement (Large), the “Existing Loan and Security Agreements”)

Ladies and Gentlemen:

This letter is being delivered in connection with the Existing Loan and Security Agreements.  Each of the Administrative Agent, each Lender and the Collateral Custodian agrees to amend and restate the Existing Loan and Security Agreements as one document substantially in the form attached hereto as Exhibit A (the “Amended and Restated Loan and Security Agreement”) and to enter into the correlating Safekeeping Agreement substantially in the form attached hereto as Exhibit B, subject to the satisfaction of each of the following conditions in the sole discretion of the Administrative Agent: (1) no material adverse change, effect, event, occurrence or development has occurred prior to the Amendment and Restatement Effective Date (as defined in the Amended and Restated Loan and Security Agreement), either individually or in the aggregate, (A) in the capital markets, in general economic, political or financial conditions or in the financial condition, assets, liabilities or operations of the Credit Parties, taken as a whole, which would make it inadvisable or impracticable to enter into the Amended and Restated Loan and Security Agreement or (B) that would materially adversely affect the ability of the Credit Parties, taken as a whole, to perform their obligations under the Amended and Restated Loan and Security Agreement, (2) each of the conditions contained in Section 3.1 of the Amended and Restated Loan and Security Agreement are satisfied or waived in writing by the Administrative Agent on the Amendment and Restatement Effective Date and (3) the Amendment and Restatement Effective Date occurs on or prior to June 15, 2011.

[Signatures Follow]

Signature Page to Letter Agreement

Very truly yours,

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Chief Financial Officer and Treasurer

NEW MOUNTAIN GUARDIAN PARTNERS DEBT FUNDING, L.L.C.

By:	New Mountain Guardian Partners (Leveraged), L.L.C., its managing member

By:	New Mountain Guardian Partners, L.P., its managing member

By:	New Mountain Guardian GP, L.L.C., its general partner

By:	/s/ Steven B. Klinsky
Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN GUARDIAN DEBT FUNDING, L.L.C.

By:	New Mountain Guardian (Leveraged), L.L.C., its managing member

By:	New Mountain Guardian AIV, L.P., its managing member

By:	New Mountain Investments III, L.L.C., its general partner

By:	/s/ Steven B. Klinsky
Name: Steven B. Klinsky
Title: Managing Member

Signature Page to Letter Agreement

Acknowledged and Agreed :

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:	/s/ Allan Schmitt
Name: Allan Schmitt
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jason Powers
Name: Jason Powers
Title: Director

Signature Page to Letter Agreement

Acknowledged and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

By:	/s/ José M. Rodríguez
Name: José M. Rodríguez
Title: Vice President

Signature Page to Letter Agreement

Exhibit A

To Letter Agreement

EXHIBIT A

[Form of Amended and Restated Loan and Security Agreement]

U.S. $160,000,000

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.,
as the Borrower and as the Collateral Administrator

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

WELLS FARGO SECURITIES, LLC,
as the Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Collateral Custodian

Dated as of [                     ], 2011

i

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Assignment of Underlying Instruments
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Form of Joinder Supplement
EXHIBIT J	Form of Proposed Cure Notice

v

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Approved Broker Dealers and Approved Valuation Firms
SCHEDULE III	Loan List
SCHEDULE IV	Credit and Collection Policy
SCHEDULE V	Reorganization Transactions

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of [                     ], 2011, by and among:

(1)                                  NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company, as the borrower (in such capacity, the “Borrower”) and as the collateral administrator (in such capacity, the “Collateral Administrator”);

(2)                                  EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender”, collectively, the “Lenders”);

(3)                                  WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (together with its successors and assigns, “WFS”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(4)                                  WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

R E C I T A L S

WHEREAS, (i) on October 21, 2009, New Mountain Guardian Debt Funding L.L.C. (the “Existing Large Facility Borrower”) entered into that certain Loan and Security Agreement with New Mountain Guardian (Leveraged), L.L.C., as collateral manager, the Lenders, the Administrative Agent and the Collateral Custodian (the “Existing Large Facility Loan and Security Agreement”) and (ii) on November 19, 2009, New Mountain Guardian Partners Debt Funding, L.L.C. (the “Existing Small Facility Borrower” and, together with the Existing Large Facility Borrower, the “Existing Borrowers”) entered into that certain Loan and Security Agreement with New Mountain Guardian Partners (Leveraged), L.L.C., as collateral manager, the Lenders, the Administrative Agent and the Collateral Custodian (the “Existing Small Facility Loan and Security Agreement” and, together with the Existing Large Facility Loan and Security Agreement, the “Existing Loan and Security Agreements”);

WHEREAS, the Existing Borrowers have merged with and into the Borrower and the Borrower is the surviving entity of such mergers (the “SPV Mergers”);

WHEREAS, the Borrower has requested the Lenders to amend and restate the Variable Funding Notes (as defined in the Existing Loan and Security Agreements) and continue to extend credit thereunder by making Advances (as defined below) under the Variable Funding Notes (as defined below) from time to time prior to the Revolving Period End Date (as defined below) for the general business purposes of the Borrower; and

WHEREAS, the Lenders are willing to continue extending such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Existing Loan and Security Agreements as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.                                Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1.  As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”:  Any of the Collateral Account, the Borrower Collection Account, the Principal Collection Account, the Interest Collection Account, the Excess Future Funding Account and any sub-accounts thereof reasonably deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.

“Accreted Interest”:  Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Accrual Period”:  With respect to each Payment Date, the period from the immediately preceding Payment Date to the current Payment Date.

“Additional Amount”:  The meaning specified in Section 2.13(a).

“Additional Loans”:  All Loans that become part of the Collateral after the Closing Date.

“Adjusted Balance”:  For any Loan as of any date of determination, an amount equal to the product of (a) the OLB of such Loan as of such date of determination multiplied by (b) the Advance Rate for such Loan as of such date of determination; provided that the “Adjusted Balance” of any Loan that is not an Eligible Loan shall be zero.

“Adjusted Net Leverage Ratio”: The collective reference to the Adjusted Net Senior Leverage Ratio and the Adjusted Net Non-First Lien Leverage Ratio.

“Adjusted Net Non-First Lien Leverage Ratio”: With respect to any Non-First Lien Loan for any Relevant Test Date, the ratio of (a) the sum of (i) the product of (x) the Adjusted Non-First Lien Debt of the applicable Obligor and (y) the Advance Rate with respect to such Loan as of such date and (ii) the par amount of all indebtedness of the related Obligor that is senior to such Adjusted Non-First Lien Debt in right of payment or with respect to a lien on collateral minus (iii) the Unrestricted Cash of such Obligor as of such date to (b) EBITDA of such Obligor as of such date, as calculated by the Borrower and Collateral Administrator in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by such Obligor as per the requirements of the Underlying Instruments.

“Adjusted Net Senior Leverage Ratio”: With respect to any First Lien Loan for any Relevant Test Date, the ratio of (a) the product of (x) the Adjusted Senior Debt of the applicable Obligor minus the Unrestricted Cash of such Obligor as of such date and (y) the Advance Rate with respect to such Loan as of such date to (b) EBITDA of such Obligor as of such date, as calculated by the Borrower and Collateral Administrator in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by such Obligor as per the requirements of the Underlying Instruments.

“Adjusted Non-First Lien Debt”: With respect to any Obligor on any Relevant Test Date, the product of (a) the sum of the aggregate principal amounts of all indebtedness of such Obligor (including the related Loan and as reflected on the most recent financial statements delivered by such Obligor to the Borrower) outstanding on such date that is pari passu with such Loan in right of payment or with respect to a lien on collateral and (b) the lesser of (i) the Purchase Price for the related Loan (expressed as a percentage of par) and (ii) the Assigned Value of the related Loan.

“Adjusted Senior Debt”: With respect to any Obligor on any Relevant Test Date, the product of (a) the sum of the aggregate principal amounts of all indebtedness of such Obligor (including the related Loan and as reflected on the most recent financial statements delivered by such Obligor to the Borrower) outstanding on such date that is pari passu with such Loan in right of payment or with respect to a lien on collateral and (b) the lesser of (i) the Purchase Price for the related Loan (expressed as a percentage of par) and (ii) the Assigned Value of the related Loan; provided that, with respect to any Obligor who has any Super Senior Indebtedness on any Relevant Test Date, the “Adjusted Senior Debt” of such Obligor shall be (i) the product of the amounts described in clauses (a) and (b) above plus (ii) the aggregate outstanding principal amount of such Super Senior Indebtedness on such date.

“Administration Agreement”:  The administration agreement, dated as of [                      ], 2011, among the Borrower, the BDC and New Mountain Finance Administration, L.L.C., a Delaware limited liability company, as the same may be amended, restated, modified or supplemented from time to time; provided that, a draft of any such amendment, restatement, modification or supplement shall be delivered to the Administrative Agent and, if the Administrative Agent determines in its sole discretion that it is adverse to any Secured Party, the same shall not be effective without the prior written consent of the Administrative Agent.

“Administrative Agent”:  WFS, in its capacity as administrative agent, together with its successors and assigns, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”:  All amounts (including indemnification payments) due or accrued and payable by the Borrower to any Person pursuant to any Transaction Document or the Administration Agreement, including, but not limited to, any third party service provider to the Borrower, any Lender or the Collateral Custodian, any Approved Broker Dealer or Approved Valuation Firm, accountants, agents and counsel of any of the foregoing for reasonable fees and expenses or any other Person in respect of any other reasonable fees, expenses, or other payments (including indemnification payments).

“Advance”:  The meaning specified in Section 2.1(c).

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”:  With respect to (a) any First Lien Loan, the First Lien Loan Advance Rate for such Loan and (b) any Non-First Lien Loan, the Non-First Lien Loan Advance Rate for such Loan.

“Advances Outstanding”:  On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”:  The Administrative Agent, each Lender, all assignees and participants of each Lender and any sub-agent of the Administrative Agent.

“Affiliate”:  With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.  For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Adjusted Balance”:  On any date of determination, the sum of the Adjusted Balances of all Loans included as part of the Collateral on such date.

“Agreement”: The meaning specified in the Preamble.

“AIV”:  New Mountain Guardian AIV, L.P., a Delaware limited partnership.

“AIV Holding”:  New Mountain Finance AIV Holdings Corporation, a Delaware corporation.

“AIV Limited Partnership Agreement”: The Amended and Restated Limited Partnership Agreement of the AIV, dated as of December 1, 2008, as the same may be amended, restated, modified or supplemented from time to time.

“Amendment and Restatement Effective Date”:  The date on which the conditions precedent set forth in Section 3.1 shall be satisfied or waived.

“Amortization Period”:  The period beginning on the day after the occurrence of either (i) the Revolving Period End Date or (ii) the Termination Date and ending on the date on which the Commitments have been reduced to zero and the Obligations have been paid in full.

“Applicable Law”:  For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances and orders by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread”:  A rate per annum equal to 3.00%; provided that (i) after the first anniversary of the Closing Date, the Applicable Spread may be increased by a rate per annum not to exceed to 0.50% upon the occurrence of an Applicable Spread Increase Event; (ii) if the Applicable Spread has been increased following an Applicable Spread Increase Event, the Applicable Spread shall, subject to the limitations in clauses (iii) and (iv) of this definition, be reduced to a rate equal to 3.00% upon the first Business Day following the occurrence of an Applicable Spread Decrease Event; (iii) any adjustment to the Applicable Spread shall remain effective until the later of (A) the next Applicable Spread Event and (B) the date that is 364 days after such adjustment; (iv) there shall only be one (1) Applicable Spread Event during any 364-day period; (v) so long as no Event of Default has occurred and is continuing, the Applicable Spread shall not be greater than a rate per annum equal to 4.50%; and (vi) at no time shall the Applicable Spread be less than a rate of 3.00% per annum.

“Applicable Spread Decrease Event”: The daily average bid price of the S&P/LSTA U.S. Leveraged Loan 100 Index (as found at www.lsta.org) is greater than or equal to eighty (80) for a period of thirty (30) consecutive Business Days and, on such 30th Business Day, no Event of Default has occurred and is continuing.

“Applicable Spread Event”:  An Applicable Spread Decrease Event or an Applicable Spread Increase Event.

“Applicable Spread Increase Event”: The daily average bid price of the S&P/LSTA U.S. Leveraged Loan 100 Index (as found at www.lsta.org) is less than seventy-five (75) for a period of ten (10) consecutive Business Days.

“Approved Broker Dealer”: Each broker dealer listed on part 1 of Schedule II hereto.

“Approved Valuation Firm”: Each valuation firm listed on part II of Schedule II hereto.

“Asset Coverage Ratio”:  The ratio, determined on a consolidated basis, without duplication and in accordance with GAAP of (a) the fair market value of the total assets of the BDC and its consolidated Subsidiaries as required by, and in accordance with, GAAP and Applicable Law and any orders of the Securities and Exchange Commission issued to the BDC, to be determined by the Board of Directors of the BDC and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the BDC and its consolidated Subsidiaries, to (b) the aggregate amount of Indebtedness of the BDC and its consolidated Subsidiaries.

“Asset Rejection Percentage”: The ratio of (a)(i) the number of Partially Eligible Loans submitted by the Borrower to the Administrative Agent to be included in the Collateral which are rejected by the Administrative Agent pursuant to clause (B) of the definition of “Eligible Loan” plus (ii) the number of Eligible Loans which are given an Assigned Value of less than fifty (50) percent of their respective Purchase Price by the Administrative Agent pursuant to clause (a) of the definition of “Assigned Value” to (b) the total number of Partially Eligible Loans submitted by the Borrower to the Administrative Agent to be included in the Collateral; provided that, until fifteen (15) Partially Eligible Loans have been submitted to the Administrative Agent by the Borrower, the Asset Rejection Percentage shall be zero.

“Assigned Value”:

(a)                                  With respect to each Loan, as of the Closing Date (with respect to any Loan included in the Collateral on such date) or any subsequent Funding Date (with respect to any Loan added to the Collateral thereafter), the value of such Loan (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as of the Closing Date (with respect to any Loan included in the Collateral on such date) or any subsequent Funding Date (with respect to any Loan added to the Collateral thereafter).  For the avoidance of doubt, the “Assigned Value” of any Loan may not be adjusted absent a Value Adjustment Event with respect to such Loan.

(b)                                 If a Value Adjustment Event of the type described in clauses (b) or (d) of the definition thereof with respect to such Loan occurs, the “Assigned Value” of such Loan will, automatically and without any action by the Administrative Agent, be zero.

(c)                                  If a Value Adjustment Event of the type described in clauses (a), (c) or (e) of the definition thereof with respect to such Loan occurs, the “Assigned Value” of such Loan may be amended by the Administrative Agent in its sole discretion in accordance with the following methodology:

(i)                                     if such Loan is a Priced Loan, the value assigned to such Loan by Markit (expressed as a percentage of par); provided that, if the Administrative Agent, in its sole discretion, determines that the value assigned by Markit is not current or accurate, the value for such Loan (expressed as a percentage of par) shall be determined by (A) the average of the bid side prices obtained from three (3) Approved Broker Dealers, (B) if a value cannot be obtained pursuant to the means contemplated by clause (A), the lower of the bid side prices obtained from two (2) Approved Broker Dealers or (C) if a value cannot be obtained pursuant to the means contemplated by clause (A) or (B), the bid side price obtained from one (1) Approved Broker Dealer; or

(ii)                                  if such Loan is not a Priced Loan, or if the Administrative Agent elects to determine the value of a Loan under clause (c)(i) by requesting bid prices from Approved Broker Dealers and no bid prices are obtained or the Administrative Agent, in its sole discretion, determines any such bid price is not accurate, the value of such Loan (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as of the date of the relevant Value Adjustment Event.

The amended Assigned Value of each Loan shall promptly be communicated by the Administrative Agent to the Borrower pursuant to an Assigned Value Notice.

(d)                                 In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan pursuant to clause (c)(ii) above, the Borrower may (at its expense) retain any Approved Valuation Firm to value such Loan and if the value (expressed as a percentage of par) determined by such Approved Valuation Firm is greater than the Administrative Agent’s determination of the Assigned Value, such Approved Valuation Firm’s valuation shall become the Assigned Value of such Loan; provided that (A) such Approved Valuation Firm must value such Loan within twenty (20) days after the Borrower’s receipt of the related Assigned Value Notice, and (B) the Assigned Value of such Loan shall be the value (expressed as a percentage of par) determined by the Administrative Agent pursuant to clause (c)(ii) above until such Approved Valuation Firm has determined its value.

“Assigned Value Notice”: A notice delivered by the Administrative Agent to the Borrower and the Collateral Custodian specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1, which notice shall include the reasons supporting the Administrative Agent’s determination that a Value Adjustment Event has occurred.

“Availability”:  At any time, an amount equal to the excess, if any, of (i) the Maximum Availability minus (ii) the Advances Outstanding at such time; provided that (A) at all times during the continuation of a Curable BDC Asset Coverage Event, the Availability shall be zero and (B) at all times on and after the earlier to occur of the Revolving Period End Date, the Revolving Period Termination Date or the Termination Date, the Availability shall be zero.

“Available Capital”: On any date of determination, the Remaining Capital Commitments (as defined in the Fund Limited Partnership Agreement) on such date less the amount on such date of any outstanding liability under any guaranty or any borrowing by the Fund or any Alternative Investment Vehicle (as defined in the Fund Limited Partnership Agreement) in respect of which the partners of the Fund would be required to make a Capital Contribution (as defined in the Fund Limited Partnership Agreement) while such guarantees or borrowing remain outstanding.

“Available Funds”:  With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections).

“Bankruptcy Code”:  The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus ½ of 1% and (b) the Prime Rate in effect on such day.

“BDC”:  New Mountain Finance Corporation, a Delaware corporation that intends to elect to be regulated as a business development company under the 1940 Act.

“BDC Reporting Date”:  Any date on which the BDC publically files its financial statements.

“Benefit Plan”:  Any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title IV of ERISA and in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower”: The meaning specified in the Preamble.

“Borrower Collection Account”:  A Securities Account created and maintained on the books and records of the Collateral Custodian entitled “Borrower Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Borrower LLC Agreement”:  The Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.

“Borrower Payment Conditions”: Conditions that will be satisfied on the date of any proposed distribution pursuant to Section 2.7(c) if each of the Administrative Agent and the Collateral Custodian has received written notice from the Collateral Administrator (a) certifying the amount of the Market Discount and Prepayment Gains in the Principal Collection Account, and (b) including reasonable backup information supporting the designation of amounts on deposit in the Principal Collection Account on the applicable Business Day as Market Discount and Prepayment Gains.

“Borrower’s Notice”:  Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”:  As of any Measurement Date, an amount equal to (a) the Aggregate Adjusted Balance, after giving effect to all Loans added to and removed from the Collateral on such date plus (b) the aggregate amount on deposit in the Principal Collection Account reasonably determined by the Collateral Custodian to be payable to the Borrower on the next following Payment Date in accordance with Section 2.7 or Section 2.8, as applicable, minus (c) the Large Obligor Coverage Amount, minus (d) the Excess Concentration Amount, minus (e) the Maximum Gain Distribution Amount.

“Borrowing Base Certificate”:  Each certificate, in the form of Exhibit A-4, required to be delivered by the Borrower on each Measurement Date.

“Borrowing Base Deficiency”:  A condition occurring on any date with respect to which the Advances Outstanding exceeds the Borrowing Base.

“Breakage Costs”:  With respect to any Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by the applicable Lender in such Lender’s reasonable discretion, but excluding the Applicable Spread) as a result of a payment by the Borrower of Advances Outstanding or Interest.  All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8.  The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Business Day”:  Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, the location of the Collateral Custodian’s Corporate Trust Office or, solely with respect to the determination of the LIBOR Rate, London, England.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”:  The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”:  Any of the following:

(a)                                  the creation, imposition or, to the knowledge of the Borrower or the Collateral Administrator, threatened imposition of any Lien on any limited liability company membership interest in the Borrower or the Collateral Administrator;

(b)                                 at any time prior to the IPO Date, the AIV Limited Partnership Agreement shall fail to be in full force and effect;

(c)                                  the Collateral Administrator LLC Agreement shall fail to be in full force and effect;

(d)                                 the failure of the Borrower to be the Collateral Administrator;

(e)                                  at any time prior to the IPO Date, New Mountain Investments III, L.L.C. or any Affiliate thereof shall fail to be the general partner of either the Fund or the AIV;

(f)                                    except as permitted under Section 2.15, the dissolution, termination or liquidation in whole or in part, transfer or other disposition of all or substantially all of the assets of the Collateral Administrator;

(g)                                 if AIV Holding owns any of the limited liability company interests in the Collateral Administrator, the failure of the AIV to own 100% of the capital stock of AIV Holding;

(h)                                 the failure of AIV Holding, the BDC and New Mountain Finance Advisors BDC to collectively own 100% of the limited liability company interests in the Collateral Administrator;

(i)                                     New Mountain Finance Advisors BDC shall own 10% or more of the limited liability company interests in the Collateral Administrator;

(j)                                     any Taxable Entity Agreement shall fail to be in full force and effect; or

(k)                                  at any time prior to the IPO Date, the failure of New Mountain Guardian Partners, L.P. to own 100% of the stock of the BDC.

“Change of Tax Law”:  Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction in which an Obligor, the Collateral Custodian or the Borrower, as applicable, is organized, or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction, or the official proposal of any such action.

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”:  The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”:  October 21, 2009.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all Accounts, General Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including but not limited to:

(a)                                  all Loans, Investments, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(b)                                 the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(c)                                  all Transaction Documents to which the Borrower is a party;

(d)                                 all funds delivered to the Collateral Custodian (directly or through an Intermediary or bailee);

(e)                                  all other assets of the Borrower; and

(f)                                    all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses;

provided that, “Collateral” shall not include any equity interests owned by the Borrower in any SPV.

“Collateral Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Administrator”: Until such time, if any, as a new Collateral Administrator is appointed by the Administrative Agent pursuant to Section 6.11, the meaning specified in the Preamble and, thereafter, such appointee.

“Collateral Administrator LLC Agreement”: Until such time, if any, as a new Collateral Administrator is appointed by the Administrative Agent pursuant to Section 6.11, the Borrower LLC Agreement and, thereafter, the organizational documents of such appointee.

“Collateral Administrator Termination Event”: The occurrence of any one of the following:

(a)                                  any failure by the Collateral Administrator to make any payment, transfer or deposit into the Collection Account as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b)                                 any failure on the part of the Collateral Administrator duly to observe or perform in any material respect any covenants or agreements of the Collateral Administrator set forth in any Transaction Document to which the Collateral Administrator is a party (including, without limitation, any material delegation of the Collateral Administrator’s duties) and the same continues unremedied after any applicable cure period;

(c)                                  the failure of the Collateral Administrator to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived;

(d)                                 an Insolvency Event shall occur with respect to the Collateral Administrator;

(e)                                  the occurrence of an Event of Default described in any of Section 9.1(a) or Section 9.1(d);

(f)                                    the Collateral Administrator shall cease to be the Collateral Administrator;

(g)                                 the occurrence or existence of any change with respect to the Collateral Administrator which the Administrative Agent in its sole discretion determines has a Material Adverse Effect;

(h)                                 at any time prior to the IPO Date, any of the following events occurs with respect to the General Partner:

(i)                                     a breach of its obligation to make capital contributions or fund its expenses in accordance with the Limited Partnership Agreements; or

(ii)                                  a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment, or an admission by it in a settlement of any lawsuit, that it has committed fraud, willful misconduct, a material breach of its duties under the Limited Partnership Agreements, or a material violation of applicable securities laws, in each case which has a material adverse effect on the business of the Fund or the ability of the General Partner to perform its duties to the Fund; or

(iii)                               a conviction of, or plea of guilty or nolo contendere by the General Partner in respect of a felony in connection with any activity of the Fund or any of its Subsidiaries or Affiliates.

(i)                                     any failure by the Collateral Administrator to deliver any Required Reports hereunder on or before the date occurring two (2) Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(j)                                     any representation, warranty or certification made by the Collateral Administrator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect and which continues to be unremedied for a period of ten (10) days after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been given to the Collateral Administrator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Collateral Administrator acquires knowledge thereof;

(k)                                  the rendering against the Collateral Administrator of one or more final judgments, decrees or orders for the payment of money in excess of United States $5,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(l)                                     any Change of Control described in clauses (a), (c), (d), (f), (g), (h), (i), (j) or (k) of the related definition occurs with respect to the Collateral Administrator;

(m)                               the Collateral Administrator LLC Agreement shall fail to be in full force and effect or shall, except as otherwise permitted by this Agreement, have been amended without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld);

(n)                                 at any time prior to the IPO Date, the Available Capital is less than $35,250,000;

(o)                                 at any time prior to the IPO Date, the sum of (i) aggregate value of the investments of the New Mountain Funds, valued on the basis that such investments would be valued in each such New Mountain Fund’s reports to its partners and (ii) the aggregate remaining capital commitments of the New Mountain Funds, is less than $1,000,000,000; or

(p)                                 any legal action that could reasonably be expected to have Material Adverse Effect is commenced or, the knowledge of either the Borrower or the BDC, threatened against either the Borrower or the BDC in its capacity as a co-issuer under the registration statement filed with the Securities and Exchange Commission in connection with the initial public offering of the capital stock in the BDC; or

(q)                                 any of the following events occurs:

(i)                                     the BDC or, at any time when it owns any of the limited liability company interests in the Borrower, AIV Holding incurs any Indebtedness; or

(ii)                                  the BDC or, at any time when it owns any of the limited liability company interests in the Borrower, AIV Holding engages in any activity other than (A) in connection with the Administration Agreement, (B) being the collateral administrator under any credit or loan facility entered into by an SPV, (C) owning equity interests in the Borrower (or any activity incidental thereto), (D) any activity necessary to effectuate an Offering, (E) payment of any Offering Expenses, (F) as required in connection with compliance with federal securities laws or (G) offering or providing managerial assistance to any portfolio company of the BDC or the Borrower.

“Collateral Administrator Termination Notice”: The meaning specified in Section 6.11

“Collateral Custodian”:  Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to the Custodial Agreement or such Person as shall have been appointed Collateral Custodian by the Administrative Agent in its sole discretion after the removal or resignation of the Collateral Custodian pursuant to the Custodial Agreement.

“Collateral Custodian Fee”:  The fees, expenses and indemnities set forth as such in the Collateral Custodian Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Collateral Custodian Fee Letter”:  The Fee Schedule, updated as of October 20, 2009, as acknowledged by New Mountain Capital, L.L.C.

“Collection Account”:  Collectively, the Interest Collection Account and the Principal Collection Account.

“Collection Period”:  The period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”:  (a) All cash collections and other cash proceeds of any Collateral, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) interest earnings on Permitted Investments or otherwise in any Account.

“Commitment”:  With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Revolving Period End Date or the Termination Date, the dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lenders “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (b) on or after the earlier to occur of the Revolving Period End Date or the Termination Date, zero; provided that, the amount of each Lender’s commitment to make Advances during the continuation of a Curable BDC Asset Coverage Event shall be zero.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount pursuant to Section 2.3(a), an amount equal to the product of (a) the amount of such reduction multiplied by (b) the applicable Commitment Reduction Percentage; provided that, if the Asset Rejection Percentage prior to the date of such reduction is greater than 50%, the Commitment Reduction Fee shall be zero.

“Commitment Reduction Percentage”: (a) On or prior to October 21, 2011, a rate per annum equal to 3.0%, (b) after October 21, 2011 and on or prior to October 21, 2012, a rate per annum equal to 2.0%, (c) after October 21, 2012 and on or prior to August 22, 2013, a rate per annum equal to 1.0% and (d) after August 22, 2013, zero.

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Corporate Trust Office”: The designated corporate trust office of the Collateral Custodian, currently located at 9062 Old Annapolis Road, Columbia, Maryland, or such other address within the United States as the Collateral Custodian may designate from time to time by notice to the Administrative Agent.

“Covenant Compliance Period”:  The period beginning on the Closing Date and ending on the date on which the Commitments have been terminated and the Obligations have been paid in full.

“Credit and Collection Policy”:  The written credit policies and procedures manual of the Collateral Administrator set forth on Schedule IV, as such credit and collection policy may be as amended or supplemented from time to time in accordance with Section 5.1(h).

“Curable BDC Asset Coverage Event”:  The meaning specified in Section 5.1(u).

“Custodial Agreement”:  The Safekeeping Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent and the Collateral Custodian, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Default”:  Any event (other than an event described by Section 9.1(m)) that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Delayed Draw Loan”:  A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that, any such Loan will be a Delayed Draw Loan only until all commitments by the Borrower to make advances to the applicable Obligor expire or are terminated or reduced to zero.

“Determination Date”:  The date that is five (5) days before each Payment Date.

“DIP Loan”:  Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (ii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”:  The meaning specified in Section 2.15.

“Discretionary Sale Date”:  With respect to any Discretionary Sale, the Business Day on which such Discretionary Sale occurs.

“Distribution Conditions”:  Conditions that will be satisfied on the date of any proposed distribution pursuant to Section 2.7(b) or Section 2.7(c) if (i) the Availability is greater than zero, (ii) no Default or Event of Default or Curable BDC Asset Coverage Event has occurred and is continuing, and (iii) the quotient of (A) all Outstanding Advances divided by (B) the sum of the product of (x) the market value of each Eligible Loan (expressed as a percentage of par and determined as set forth below) and (y) the principal balance of such Loan outstanding as of such date of determination, is less than or equal to sixty-five (65) percent, for each of clauses (i), (ii) and (iii), determined both immediately before and after giving effect to such proposed distribution.

For purposes of this definition, the market value of each Eligible Loan shall be determined in accordance with the following valuation procedures:

(i) if such Eligible Loan is a Priced Loan, the value assigned to such Eligible Loan by Markit (expressed as a percentage of par); provided that, if the Administrative Agent, in its sole discretion, determines that the value assigned by Markit is not current or accurate, the value for such Eligible Loan (expressed as a percentage of par) shall be determined by (A) the average of the bid side prices obtained by the Administrative Agent from three (3) Approved Broker Dealers, (B) if a value cannot be obtained pursuant to the means contemplated by clause (A), the lower of the bid side prices obtained by the Administrative Agent from two (2) Approved Broker Dealers or (C) if a value cannot be obtained pursuant to the means contemplated by clause (A) or (B), the bid side price obtained by the Administrative Agent from one (1) Approved Broker Dealer; or

(ii) if such Eligible Loan is not a Priced Loan, the value of such Eligible Loan (expressed as a percentage of par) will be as determined by the Collateral Administrator who shall promptly communicate such assigned market value to the Administrative Agent.  In the event the Administrative Agent disagrees with the Collateral Administrator’s determination of the market value of an Eligible Loan pursuant to this paragraph, the Administrative Agent may (at the Borrower’s expense) retain any Approved Valuation Firm to value such Eligible Loan and if the value (expressed as a percentage of par) determined by such Approved Valuation Firm is lower than the Borrower’s determination of the market value, such Approved Valuation Firm’s valuation shall become the market value of such Eligible Loan for purposes of this paragraph; provided that, until such Approved Valuation Firm has determined its value, the market value of such Loan shall be the value (expressed as a percentage of par) determined by the Administrative Agent and communicated to the Borrower pursuant to an Assigned Value Notice.

“Dollars”:  Means, and the conventional “$” signifies, the lawful currency of the United States.

“Due Diligence Fee”: A fee in an amount equal to $25,000, due and payable pursuant to Section 2.11(b).

“EBITDA”: With respect to the last four full fiscal quarters for which financial statements have been provided to the Borrower by or on behalf of any Obligor with respect to the related Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligor on such Loan and any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such four fiscal quarter period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) and any other item the Borrower and the Administrative Agent mutually deem to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such Obligor based on annualizing the economic data from the reporting periods actually available.

“Eligible Loan”:  Each Loan (A) for which the Administrative Agent and the Collateral Custodian have received (or, in accordance with clause (b) of the definition of “Required Loan Documents”, will receive) the related Required Loan Documents; (B) that has been approved by the Administrative Agent in its sole discretion no less recently than three (3) Business Days prior to the applicable Advance Date; and (C) that satisfies each of the following eligibility requirements (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such Loan):

(a)                                  [intentionally omitted];

(b)                                 such Loan is denominated and payable only in Dollars in the United States and does not permit the currency in which such Loan is payable to be changed; provided that up to five (5) percent of Eligible Loans may be denominated in a currency other than Dollars;

(c)                                  [intentionally omitted];

(d)                                 the acquisition of such Loan will not cause the Borrower to be required to register as an investment company under the 1940 Act;

(e)                                  such Loan does not constitute a DIP Loan;

(f)                                    the primary Underlying Asset for such Loan is not real property;

(g)                                 such Loan is in the form of and is treated as indebtedness of the related Obligor for United States federal income tax purposes;

(h)                                 as of the date such Loan is first included as part of the Collateral, such Loan is not delinquent in payment and, since its acquisition by the Borrower, such Loan has never been delinquent in payment of either principal or interest after taking into account any applicable grace or cure period;

(i)                                     such Loan and any Underlying Assets comply in all material respects with all Applicable Laws;

(j)                                     such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Administrative Agent, as agent for the Secured Parties;

(k)                                  such Loan, together with the Underlying Instruments related thereto, (i) is, to the knowledge of the Borrower following Borrower’s completion of customary due diligence, in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to any litigation, dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Borrower or any assignee;

(l)                                     such Loan (i) was originated and underwritten, or purchased or otherwise acquired and re-underwritten, by the Borrower in accordance with the Credit and Collection Policy and (ii) is fully documented;

(m)                               the Borrower has good and marketable title to, and is the sole owner of, such Loan, and (ii) the Borrower has granted to the Administrative Agent a valid and perfected first priority (subject to Permitted Liens) security interest in the Loan and Underlying Instruments, for the benefit of the Secured Parties;

(n)                                 such Loan, and any payment made with respect to such Loan, is not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(o)                                 all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect;

(p)                                 such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Administrative Agent, violates, conflicts with or contravenes in any material respect any Applicable Law or any contractual or other restriction, limitation or encumbrance binding on the Borrower;

(q)                                 such Loan requires the related Obligor to pay customary maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related, underlying collateral of such Loan;

(r)                                    such Loan has an original term to stated maturity that does not exceed ten (10) years;

(s)                                  the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from obtaining all necessary information with regard to such Loan, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(t)                                    such Loan provides for (i) periodic payments of accrued and unpaid interest in cash on a current basis at a rate of at least 1.50% per annum, no less frequently than semi-annually and (ii) a fixed amount of principal payable in cash no later than its stated maturity;

(u)                                 the Obligor with respect to such Loan is an Eligible Obligor;

(v)                                 such Loan is Registered;

(w)                               such Loan is not a participation interest;

(x)                                   all information provided by the Borrower or the Collateral Administrator with respect to the Loan is true, correct and complete in all material respects;

(y)                                 such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(z)                                   such Loan does not constitute Margin Stock;

(aa)                            such Loan does not require the Borrower to make advances in respect of such Loan at any time after the Borrower’s purchase of such Loan;

(bb)                          on the relevant Advance Date, such Loan has an aggregate outstanding value of not greater than $40,000,000 and not less than $2,000,000; and

(cc)                            such Loan satisfies such other eligibility criteria as may be mutually agreed upon by the Administrative Agent and the Borrower prior to the applicable Advance Date.

For purposes of determining compliance with clause (B) of the definition of “Eligible Loan,” each Loan included in the Loan List set forth on Schedule III hereto as of the Amendment and Restatement Effective Date shall be deemed approved by the Administrative Agent.

“Eligible Obligor”:  On any Measurement Date, any Obligor that:

(a)           is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b)           is not a Governmental Authority;

(c)           is not an Affiliate of the Borrower or the Collateral Administrator;

(d)           is organized and incorporated in the United States, unless otherwise approved in writing by the Administrative Agent in its sole discretion; and

(e)           unless otherwise approved in writing by the Administrative Agent in its sole discretion, is not the subject of an Insolvency Event and, as of the date on which such Loan becomes part of the Collateral, such Obligor has not, to the Borrower’s knowledge after completion of customary due diligence, experienced a material adverse change in its financial condition.

“Eligible Repurchase Obligations”:  Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) of the definition of Permitted Investments.

“Equity Security”:  (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan, for so long as such obligation fails to satisfy such requirements; provided that, the following are not “Equity Securities”: (A) any United States real property interest as defined in Section 897 of the Code and any Treasury Regulation promulgated thereunder or (B) any interest in a partnership or any entity treated as a partnership within the meaning of Treasury Regulation §301.7701-3.

“ERISA”:  The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”:  (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Eurodollar Disruption Event”:  The occurrence of any of the following:  (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default”:  The meaning specified in Section 9.1.

“Excepted Loan” means any commercial loan or note other than a Revolving Loan or a Delayed Draw Loan.

“Excepted Persons”:  The meaning specified in Section 12.13(a).

“Excess Concentration Amount”: The greater of (a) the aggregate Adjusted Balance of all Non-First Lien Loans minus the product of (i) the Aggregate Adjusted Balance and (ii) 25%, and (b) $0.

“Excess Future Funding Account”:  A Securities Account created and maintained on the books and records of the Collateral Custodian entitled “Excess Future Funding Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Excess Future Funding Coverage Amount”: On any date, an amount (without duplication) equal to the sum of:

(a)           the Availability on such date, plus

(b)           the Cash available for distribution on such date to the Borrower from the Excess Future Funding Account in accordance with Section 2.7(i), plus

(c)           the positive difference, if any, between (i) the aggregate proceeds that the Collateral Administrator (A) believes in its commercially reasonable business judgment will be received by the Borrower under each outstanding trade ticket delivered by the Borrower in connection with the sale of Collateral, and (B) determines in good faith would be available for withdrawal by the Borrower from the Collection Account in accordance with any of Section 2.7(b), Section 2.7(c), Section 2.7(d) or Section 2.7(e) if the settlement date for each such sale were the date on which this calculation is being made, and (ii) the aggregate obligations of the Borrower under each outstanding trade ticket delivered by the Borrower in connection with its acquisition of Collateral; provided that, the proceeds expected to be received in connection with any such outstanding trade ticket shall only be included in the foregoing calculation until the earlier of (x) the date on which such proceeds are actually received by the Borrower, and (y) the 30th day after the related trade date.

“Excess Future Funding Obligation Amount”: On any date, the positive difference, if any, between the Future Funding Obligations of the Borrower on such date and an amount equal to fifteen percent (15%) of the Net Asset Value as of the most recent BDC Reporting Date.

“Exchange Act”:  The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”:  Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets.

“Excluded Taxes”:  The meaning specified in Section 2.13(a).

“Existing Borrowers”:  The meaning specified in the Recitals.

“Existing Large Facility Borrower”:  The meaning specified in the Recitals.

“Existing Large Facility Loan and Security Agreement”:  The meaning specified in the Recitals.

“Existing Loan and Security Agreements”:  The meaning specified in the Recitals.

“Existing Small Facility Borrower”:  The meaning specified in the Recitals.

“Existing Small Facility Loan and Security Agreement”:  The meaning specified in the Recitals.

“Existing SPV”:  New Mountain Finance SPV Funding, L.L.C. (formerly known as New Mountain Guardian SPV Funding).

“Existing SPV LSA”:  The Loan and Security Agreement, dated as of October 27, 2010, among the Existing SPV, as borrower, the Borrower, as collateral administrator, the lenders from time to time party thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as collateral custodian.

“Expiration Date”:  The meaning assigned to it in clause (c) of the definition of “Excess Future Funding Coverage Amount” in this Section 1.1.

“Facility Amount”:  $160,000,000, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that, the Facility Amount shall mean the Advances Outstanding on and after the earlier to occur of the Revolving Period End Date or the Termination Date.

“Facility Extension Fee”:  an amount equal to $360,000, due and payable pursuant to Section 2.11(c).

“Facility Maturity Date”:  October 21, 2015.

“Facility Upsize Fee”:  an amount equal to $600,000, due and payable pursuant to Section 2.11(c).

“FATCA”:  Sections 1471 through 1474 of the Code, as in effect on the Amendment and Restatement Date (including all regulations or official interpretations thereof issued after the Amendment and Restatement Date).

“FDIC”:  The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”:  For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.

“Fees”:  The Due Diligence Fee, the Facility Extension Fee, the Facility Upsize Fee and the Non-Usage Fee.

“Financial Asset”:  The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”:  Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan”:  A Loan (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the Underlying Instruments) and (iii) the Collateral Administrator determines in good faith that the value of the collateral securing the loan on or about the time of origination equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“First Lien Loan Advance Rate”: With respect to (a) any First Lien Loan (other than a First Lien Loan in respect of which a Prepayment Cure Event has occurred), the lesser of (i) 45% and (ii) the minimum percentage necessary such that the amount of the initial Advance with respect to such First Lien Loan results in the Adjusted Net Senior Leverage Ratio of the related Obligor being less than 2.50 to 1.00; and (b) any First Lien Loan in respect of which a Prepayment Cure Event has occurred, the percentage necessary such that the amount of the Advance made with respect to such First Lien Loan results in the Adjusted Net Senior Leverage Ratio of the related Obligor being no greater than 2.00 to 1.00.

“First Lien Prepayment Cure Event”: The meaning specified in Section 5.1(x)(i).

“Fitch”:  Fitch, Inc. or any successor thereto.

“Fund”: New Mountain Partners III, L.P., a Delaware limited partnership.

“Fund Limited Partnership Agreement”: The Amended and Restated Limited Partnership Agreement of the Fund, dated as of May 25, 2007, as the same may be amended, and as the same may be further amended, restated, modified or supplemented from time to time.

“Funding Date”:  With respect to any Advance, the Business Day following the Business Day of receipt by the Administrative Agent and Lender of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”:  A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“Future Funding Investment” means a Revolving Loan, a Delayed Draw Loan or any other Investment in any Person that requires the Borrower to make any future advance or payment (including any contingent funding obligation) to any Person (other than a commitment to make or acquire an Excepted Loan for which (a) a binding trade ticket has been entered into between the Borrower and the seller of such Excepted Loan and (b) all funding obligations of the Borrower with respect to such Excepted Loan are required to be paid by the Borrower on the related settlement date).

“Future Funding Investment Notice” means, with respect to the Borrower’s proposed Future Funding Investment in any Person, a notice that (i) describes the proposed Future Funding Investment (including the amount of the Future Funding Obligation in respect thereof) and (ii) contains a certification (including any applicable calculations in reasonable detail) from the Collateral Administrator that the requirement of clauses (2) and (3) of Section 4.1(u)(vi) will be satisfied on the effective date of such Future Funding Investment.

“Future Funding Obligation” means, with respect to (i) a Delayed Draw Loan, the maximum remaining amount that can be borrowed under such Delayed Draw Loan, and (ii) any other Future Funding Investment, the maximum funding obligation (including any funded or unfunded obligations, contingent or otherwise) of the Borrower under such Future Funding Investment.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States.

“Gains”: With respect to any Eligible Loan, Investment or Permitted Investment, the greater of (a) all amounts received by the Borrower in connection with the taxable disposition of such asset occurring after the Revolving Period minus the Borrower’s adjusted tax basis in such asset at the time of such disposition and (b) zero.

“General Intangible”:  The meaning specified in Section 9-102(a)(42) of the UCC.

“General Partner”: New Mountain Investments III, L.L.C., and any additional or successor general partners admitted to the Fund or the AIV as a general partner thereof in accordance with the terms of the applicable Limited Partnership Agreement, in each case in its capacity as a general partner of the Fund or the AIV.

“Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Highest Required Investment Category”:  (i)  With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one (1) month instruments, “Aa2” and “P-1” for three (3) month instruments, “Aa3” and “P-1” for six (6) month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”:  Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness”:  With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”:  The meaning specified in Section 10.1(a).

“Indemnified Parties”:  The meaning specified in Section 10.1(a).

“Indemnity Agreement”:  The Amended and Restated Indemnity Agreement, dated as of the date hereof, between the Borrower and the AIV, as the same may be amended, restated, modified or supplemented from time to time.

“Independent Manager”:  An independent manager or director who is not currently a director, officer, employee, trade creditor shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of any principal or Affiliate of the Collateral Administrator

(other than being manager or director of the Borrower and the BDC); provided that such Independent Manager may be an independent manager or an independent director of another special purpose entity affiliated with the Collateral Administrator).

“Independent Verification”:  The meaning specified in Section 2.7(h).

“Indorsement”:  The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Ineligible Assignee”: Any private investment company, investment firm, investment partnership, private equity fund or other private equity investment vehicle.

“Insolvency Event”:  With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”:  The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest”:  For each Accrual Period and the Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day; and

D	=	360 days (or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that if (a) an Event of Default occurs and is continuing, 2.00% shall be added to the Interest then in effect for all outstanding amounts or (b) a Curable BDC Asset Coverage Event occurs, 2.00% shall be added to the Interest then in affect for all outstanding amounts during the period from the BDC Reporting Date on which such event occurred to immediately succeeding BDC Reporting Date; provided further that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law, (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason and (iii) such additional 2.00% shall not apply to overdue Interest.

“Interest Collections”: (a) all amounts received by the Borrower from the Existing SPV that were distributed to the Existing SPV pursuant to Section 2.7(a)(8) of the Existing SPV LSA, (b) all amounts received by the Borrower constituting interest or dividends received from Investments and (c) all payments of interest on Loans and Permitted Investments, including any payments of accrued interest received on the sale of Loans or Permitted Investments and all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition, in each case, received in cash by or on behalf of the Borrower or Collateral Custodian; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of an Additional Loan and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

“Interest Collection Account”:  A Securities Account created and maintained on the books and records of the Collateral Custodian entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Interest Rate”:  (a) The LIBOR Rate plus (b) the Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, “Interest Rate” shall mean the Base Rate plus the Applicable Spread.  Accrued and unpaid interest on Advances shall be payable quarterly on each Payment Date.

“Intermediary”:  (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Collateral Administrator.

“Investment”:  With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Eligible Loans and Permitted

Investments and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Eligible Loans and Permitted Investments.

“Investment Property”:  The meaning specified in Section 9-102(a)(49) of the UCC.

“IPO Date”:  The date on which the BDC shall have completed an initial public offering of shares of its common stock to unaffiliated Persons.

“Joinder Supplement”:  An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit I to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(d).

“Large Obligor Coverage Amount”:  As of any Measurement Date, an amount equal to the greater of (a)(i) the sum of the Adjusted Balances of all Loans attributable to the three Obligors collectively comprising the largest aggregate Adjusted Balances included in the Borrowing Base minus (ii) an amount equal to the product of (A) the Aggregate Adjusted Balance and (B) 55% and (b) 0.

“Lender”:  Wells Fargo Bank, National Association and each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(d).

“LIBOR Rate”: For any day during the Revolving Period, (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wachovia in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Limited Partnership Agreements”:  The collective reference to the Fund Limited Partnership Agreement and the AIV Limited Partnership Agreement.

“Loan”:  Any commercial loan or note owned by the Borrower.

“Loan File”:  For each Loan, the following documents or instruments:

(a)           copies of each of the documents included in the Required Loan Documents definition;

(b)           to the extent applicable to such Loan, the final copies for any related subordination agreement, intercreditor agreement, or similar instruments, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto;

(c)           either (i) copies of any financing statements under the UCC, if any, and any related continuation statements, each showing the Obligor as debtor and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Collateral Administrator to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Loan List”:  The Loan List provided by the Borrower to the Administrative Agent and the Collateral Custodian, in the form of Schedule III hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Margin Stock”:  “Margin Stock” as defined under Regulation U.

“Market Discount”:  On any Business Day, amounts on deposit in the Principal Collection Account on such Business Day accounted for by the Borrower, in accordance with GAAP, as accrued market discount in respect of any Eligible Loan, Investment or Permitted Investment.

“Markit”:  The Markit Loan Pricing service, a division of Markit Group Limited.

“Materially Modified Loan”:  Any Loan subject to a Material Modification.

“Material Adverse Effect”:  With respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Administrator to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ lien on the Collateral.

“Material Modification”:  Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after the date on which the Borrower acquired such Loan that:

(a)           waives one or more interest payments, or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan;

(b)           contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan; or

(c)           substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan;

provided that no Material Modification will be deemed to have occurred with respect to any publicly rated Loan if after the occurrence of any of the events listed in the clauses (a) through (c) of this definition any of S&P, Fitch or Moody’s (or, if such Loan is rated by some or all of S&P, Fitch and Moody’s each of S&P, Fitch and Moody’s) has affirmed its public rating of such Loan, in each case unless such Loan is considered to be “significantly modified” within the meaning of Treasury Regulation §1.1001-3.

“Maximum Availability”:  At any time, an amount equal to the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

“Maximum Gain Distribution Amount”: On any date, the greater of (a)(i) the initial Maximum Gain Distribution Amount designated by the Borrower pursuant to Section 2.14(a) minus (ii) all amounts distributed to the Borrower pursuant to Section 2.7(b)(7) prior to such date minus (iii) any amount by which the Maximum Gain Distribution Amount has been reduced pursuant to Section 2.14(c) prior to such date and (b) zero.

“Measurement Date”:  Each of the following:  (i) the Amendment and Restatement Effective Date; (ii) the date of any Borrower’s Notice, (iii) the date that the Collateral Administrator has actual knowledge of the occurrence of any Value Adjustment Event; (iv) the date that the Assigned Value of any Loan is adjusted; (v) the date that is five (5) days prior to each Payment Date, (vi) unless such date is five (5) or fewer days prior to the next Payment Date, the Business Day prior to the date any Principal Collections are to be released pursuant to Section 2.7(b) or Section 2.7(c); (vii) the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) and (viii) the fifth Business Day of each calendar month;.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Asset Value” means, with respect to the BDC on any BDC Reporting Date, the difference, determined on a consolidated basis, without duplication and in accordance with GAAP, between (a) the fair market value of the total assets of the BDC and its consolidated Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the BDC, to be determined by the Board of Directors of the BDC and reviewed by its auditors and (b) all liabilities (including contingent liabilities) of the BDC and its consolidated Subsidiaries.

“New Mountain Funds”: The Fund and any investment vehicle for which the General Partner or any Affiliate thereof acts as the general partner or investment manager or serves in a similar capacity.

“New Mountain Finance Advisors BDC”: New Mountain Finance Advisors BDC, L.L.C., it being understood and agreed that, with respect to any provision herein that references New Mountain Finance Advisors BDC, such provision shall only apply to it at such times as it holds any equity interests in the Collateral Administrator.

“Non-Borrowing Base Asset”:  On any date of determination, any Loan or other asset that was not identified on the most recent Borrowing Base Certificate delivered on or prior to such date.

“Non-Borrowing Base Interest Collection Amount”:  On any date of determination, an amount equal to the aggregate Collections deposited into the Interest Collection Account in respect of Non-Borrowing Base Assets since the Payment Date immediately prior to such date.

“Non-Borrowing Base Principal Collection Amount”:  On any date of determination, an amount equal to the aggregate Collections deposited into the Principal Collection Account in respect of Non-Borrowing Base Assets since the Payment Date immediately prior to such date.

“Non-First Lien Loan”:  A Loan that does not satisfy all of the requirements of a First Lien Loan.

“Non-First Lien Loan Advance Rate”: With respect to (a) any Non-First Lien Loan (other than a Non-First Lien Loan in respect of which a Prepayment Cure Event has occurred), the lesser of (i) 25% and (ii) the minimum percentage necessary such that the amount of the initial Advance with respect to such Non-First Lien Loan results in the Adjusted Net Non-First Lien Leverage Ratio of the related Obligor being less than the threshold determined by the Administrative Agent in its sole discretion for such Obligor at the time of the approval of such Non-First Lien Loan; and (b) any Non-First Lien Loan in respect of which a Prepayment Cure Event has occurred, the percentage necessary such that the amount of the Advance made with respect to such Non-First Lien Loan results in the Adjusted Net Non-First Lien Leverage Ratio of the related Obligor being no greater than 0.75x (or such lesser number that is acceptable to the Administrative Agent) less than the threshold determined by the Administrative Agent in its sole discretion at the time of the approval of such Non-First Lien Loan.

“Non-First Lien Prepayment Cure Event”: The meaning specified in Section 5.1(x)(ii).

“Non-Usage Fee”:  A fee in an amount equal to the product of (a) the Unused Facility Amount multiplied by (b) the Non-Usage Fee Rate, due and payable pursuant to Section 2.11(a).

“Non-Usage Fee Rate”:  (a) During the first three (3) months following the Amendment and Restatement Effective Date, 0.50%, (b) from four (4) to six (6) months following the Amendment and Restatement Effective Date, (i) 0.50% of the first $136,533,333 of the Unused Facility Amount and (ii) 2.50% on the portion of the Unused Facility Amount in excess of $136,533,333, (c) from seven (7) to nine (9) months following the Amendment and Restatement Effective Date, (i) 0.50% of the first $102,400,000 of the Unused Facility Amount and (ii) 2.50%

on the portion of the Unused Facility Amount in excess of $102,400,000, (d) from ten (10) to twelve (12) months following the Amendment and Restatement Effective Date, (i) 0.50% of the first $68,266,667 of the Unused Facility Amount and (ii) 2.50% on the portion of the Unused Facility Amount in excess of $68,266,667 and (e) thereafter, (i) 0.50% of the first $42,666,667 of the Unused Facility Amount and (ii) 2.50% on the portion of the Unused Facility Amount in excess of $42,666,667.

“Noteless Loan”:  A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver, and the Obligor has not executed and delivered, a promissory note evidencing any indebtedness created under such Loan.

“Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement.

“Obligations”:  The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Custodian or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”:  With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.  For purposes of determining whether any Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral, the Obligor of which is an Affiliate of another Obligor, shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Adjusted Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Aggregate Adjusted Balance and the sum of the Adjusted Balances all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Aggregate Adjusted Balance, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Offering”:  Any primary issuance or secondary sale of equity in the BDC.

“Offering Expenses”:  Any reasonable legal, accounting, placement or other customary fees payable in connection with an Offering.

“Officer’s Certificate”:  A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“OLB”:  For any Loan as of any date of determination, an amount equal to the least of (i) the product of (x) the Assigned Value of such Loan as of such date of determination, multiplied by (y) the principal balance of such Loan outstanding as of such date of determination, (ii) the product of (x) the Purchase Price of such Loan, multiplied by (y) the principal balance of such Loan outstanding as of such date of determination, and (iii) the principal balance of such Loan outstanding as of such date of determination.

“Opinion of Counsel”:  A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Partially Eligible Loan”:  Any Loan which meets each of the criteria listed in the definition of “Eligible Loan” other than clause (B) of such definition, whether or not rejected by the Administrative Agent pursuant to such clause (B).

“Payment Date”:  Quarterly on the 15th day of each January, April, July and October, or, if such day is not a Business Day, the next succeeding Business Day.

“Pension Plans”:  The meaning specified in Section 4.1(x).

“Permanent BDC Asset Coverage Event”: The meaning specified in Section 5.1(u).

“Permitted Exchange Transactions”:  The exchange by AIV Holding of membership interests in the Borrower for common stock of the BDC and any other transaction ancillary thereto undertaken to maintain a 1:1 equity exchange ratio for such exchange.

“Permitted Financing Arrangement”: Any revolving loan or credit facility, derivative instrument or similar financing arrangement (other than this Agreement) that the Collateral Administrator or any SPV enters into that complies with the requirements set forth in Section 5.4(h).

“Permitted Investments”:  Negotiable instruments or securities or other investments (which may include obligations or securities of issuers for which the Collateral Custodian or an Affiliate of the Collateral Custodian provides services or receives compensation) that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date and (iii) evidence:

(a)           direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)           demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c)           commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency and Fitch;

(d)           demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e)           notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)            investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency and Fitch (if rated by Fitch);

(g)           time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency and Fitch; or

(h)           Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of S&P, shall be “A-1” and in the case of Fitch shall be “F-1+”.

The Collateral Custodian may, pursuant to the direction of the Collateral Administrator or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:  Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Prepayment Cure Event”:  With respect to (a) any First Lien Loan, a First Lien Prepayment Cure Event for such Loan and (b) any Non-First Lien Loan, a Non-First Lien Prepayment Cure Event for such Loan.

“Prepayment Gains”:  On any Business Day, amounts on deposit in the Principal Collection Account on such Business Day attributable to gains or accrued market discount recognized for Tax purposes by the Borrower in respect of any Eligible Loan, Investment or Permitted Investment to the extent that such gains or accrued market discount arose as a result of a prepayment or scheduled amortization of such Eligible Loan, Investment or Permitted Investment by the related Obligor or, with the prior written consent of the Administrative Agent, a sale of such Eligible Loan, Investment or Permitted Investment by the Borrower.  For the avoidance of doubt, Prepayment Gains shall not, without the prior written consent of the Administrative Agent, include any such gains or accrued market discount recognized for Tax purposes by the Borrower as a result of a sale of any Eligible Loan, Investment or Permitted Investment by the Borrower.

“Priced Loan”:  Any Loan for which a quoted price is available from Markit.

“Prime Rate”:  The rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collections”:  All amounts received by the Borrower or the Collateral Custodian that are not Interest Collections to the extent received in cash by or on behalf of the Borrower or the Collateral Custodian.

“Principal Collection Account”:  A Securities Account created and maintained on the books and records of the Collateral Custodian entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, all amounts received by the Borrower from the Existing SPV that were distributed to the Existing SPV pursuant to any of Section 2.7(b)(11), 2.7(c) or 2.8(8) of the Existing SPV LSA, and all other amounts received from any other SPV, unless otherwise agreed to in writing by the Administrative Agent).

“Pro Rata Share”:  With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment).

“Proceeds”:  With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Proposed Cure Notice”:  A notice, substantially in the form of Exhibit J hereto, given by the Borrower (or the Collateral Administrator on behalf of the Borrower) pursuant to Section 5.1(x), which must contain (a) a description of the actions to be taken to reduce the applicable Adjusted Net Leverage Ratio of the related Obligor as set forth in clause (i) or (ii), as applicable, of Section 5.1(x), and (b) a statement from the Collateral Administrator indicating that in its commercially reasonable business judgment such actions will be sufficient to reduce such applicable Adjusted Net Leverage Ratio as set forth in clause (i) or (ii), as applicable, of Section 5.1(x) within fifteen (15) Business Days following the delivery of such Proposed Cure Notice.

“Purchase Price”:  With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower (as applicable) for such Loan (exclusive of any interest, Accreted Interest and original issue discount), provided that, with respect to any Loan owned by the Borrower on the Amendment and Restatement Effective Date, the purchase price paid by the Borrower for such Loan shall be deemed to be the fair value of such Loan (as determined by the Collateral Administrator and approved in writing by the Administrative Agent in its sole discretion) on the Amendment and Restatement Effective Date, divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any interest, Accreted Interest and original issue discount).

“Qualified Institution”:  A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Quarterly Investment Report”:  a report (a) setting forth each Investment currently owned by the Borrower as of the end of the most recent fiscal quarter, (b) calculating the Net Asset Value as of the end of the most recent fiscal quarter and (c) certifying as of the related BDC Reporting Date (i) that the Excess Future Funding Coverage Amount is greater than or equal to the Excess Future Funding Obligation Amount and (ii) that the requirements set forth in clauses (2) and (3) of Section 4.1(u)(vi) are met with respect to each Future Funding Obligation.

“Rating Agency”:  Each of S&P, Fitch and Moody’s.

“Reinvestment Notice”:  Each notice required to be delivered by the Borrower in respect of any reinvestment of Principal Collections under Section 2.7(b) or Section 2.7(c) in the form of Exhibit A-3.

“Register”: The meaning specified in Section 12.16(b).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Relevant Test Date”: With respect to any Loan, the third Business Day following each date on which the related Obligor delivered financial statements to the Borrower.

“Reorganization Transactions”:  The collective reference to the transactions described on Schedule V to be effected prior to the IPO Date.

“Repayment Notice”:  Each notice required to be delivered by the Borrower in respect of any reduction in the Facility Amount or repayment of Advances Outstanding, in the form of Exhibit A-3.

“Reportable Event”: The meaning specified in Section 4.1(x).

“Reporting Date”:  The date that is two (2) Business Days prior to the 15th of each calendar month (unless in such month a Payment Date occurs in which case two (2) Business Days prior to such Payment Date).

“Required Advance Reduction Amount”:  As of any Measurement Date, an amount equal to the greater of (a)(i) Advances Outstanding on such day minus (ii) the Maximum Availability on such day and (b) zero.

“Required Lenders”:  The Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect; provided that for the purposes of determining the Required Lenders, in the event that a Lender fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Lender, as applicable, shall not constitute a Required Lender hereunder (and the Commitment of such Lender, as applicable, shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained).

“Required Loan Documents”:

For each Loan, the following documents or instruments:

(a)           for each Loan other than a Noteless Loan, (1) a copy of the related executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (2) if such promissory note is not issued in the name of the Borrower, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior owner thereof directly to the Borrower and from the Borrower in blank; and

(b)           to the extent applicable for the related Loan, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement; provided that to the extent that final copies of the foregoing documents are not available as of the related Funding Date, the latest available draft copies with the final copies to be delivered within ten (10) Business Days after such Funding Date.

“Required Reports”:  Collectively, the Borrowing Base Certificate, the Quarterly Investment Report and the annual statements as to compliance and the annual independent public accountant’s report.

“Responsible Officer”:  With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”:  (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Borrower of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made by the Borrower to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Revolving Loan”:  Any Loan (other than a Delayed Draw Loan, but including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower.

“Revolving Period”:  The period commencing on the Closing Date and ending on the day preceding the earlier to occur of the Revolving Period End Date or the Termination Date.

“Revolving Period End Date”: The earliest to occur of (a) October 21, 2013, (b) a Permanent BDC Asset Coverage Event and (c) the date of the declaration of the Revolving Period End Date pursuant to Section 9.2(a).

“Revolving Period Termination Date”:  The date of the declaration of the Termination Date pursuant to Section 9.2(a).

“S&P”:  Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Proceeds”:  With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Administrator and the Collateral Custodian incurred in connection with any such sale.

“Scheduled Payment”:  Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Secured Party”:  (i) Each Lender, (ii) the Administrative Agent and (iii) the Collateral Custodian.

“Securities Account”:  The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”:  The Amended and Restated Account Control Agreement, dated as of the date hereof, among the Borrower, as the pledgor, the Administrative Agent and Wells Fargo, as the Collateral Custodian and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”:  The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”:  (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Certificate”:  The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”:  The meaning specified in Section 8-102(a)(17) of the UCC.

“Solvent”:  As to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SPV”:  (a) the Existing SPV or (b) any other wholly-owned direct or indirect Subsidiary of the Borrower established with the prior written consent of the Administrative Agent.

“SPV Mergers”:  The meaning specified in the Recitals.

“Subsidiary”:  As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Super Senior Indebtedness”: With respect to any Obligor, all obligations of such Obligor (i) to which the related Loan is subordinate in right of payment to such obligations in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or (ii) if such obligations are secured by a pledge of collateral, the security interest is higher in priority under Applicable Law than the security interest granted pursuant to the related Loan.

“Taxable Entity”:  The BDC and AIV Holding.

“Taxable Entity Agreement”:  The collective reference to the organizational documents of the BDC and AIV Holding.

“Taxes”:  Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”:  The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Transaction”:  The meaning specified in Section 3.2.

“Transaction Documents”:  This Agreement, the Securities Account Control Agreement, the Custodial Agreement, the Indemnity Agreement, each Variable Funding Note, any Joinder Supplement, any Transferee Letter and the Collateral Custodian Fee Letter.

“Transferee Letter”:  The meaning specified in Section 12.16.

“UCC”:  The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”:  The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”:  With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including, without limitation, to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”:  The loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“United States”:  The United States of America.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“Unused Facility Amount”:  At any time, the greater of (a)(i) the Facility Amount minus (ii) the Advances Outstanding at such time and (b) zero.

“USA Patriot Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a)                                  solely with respect to any First Lien Loan, the Adjusted Net Senior Leverage Ratio for any Relevant Test Date of the related Obligor with respect to such First Lien Loan is greater than 2.50 to 1.00 and the Borrower either (i) did not deliver a Proposed Cure Notice to the Administrative Agent in accordance with Section 5.1(x)(i), or (ii) delivers a Proposed Cure Notice to the Administrative Agent in accordance with Section 5.1(x)(i) but fails to comply with the terms of the Proposed Cure Notice within fifteen (15) Business Days following the delivery of such Proposed Cure Notice;

(b)                                 a payment default under such Loan (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) Business Days, in accordance with the Underlying Instruments);

(c)                                  the occurrence of a Material Modification with respect to such Loan;

(d)                                 an Insolvency Event with respect to the related Obligor;

(e)                                  the failure to deliver (i) with respect to quarterly reports, any financial statements (including unaudited financial statements) to the Administrative Agent sufficient to calculate any applicable Adjusted Net Leverage Ratio of the related Obligor by the date that is no later than seventy (70) days after the end of the first, second or third quarter of any fiscal year and (ii) with respect to annual reports, any audited financial statements to the Administrative Agent sufficient to calculate any applicable Adjusted Net Leverage Ratio of the related Obligor by the date that is no later than one hundred and thirty (130) days after the end of any fiscal year; or

(f)                                    solely with respect to any Non-First Lien Loan, the Adjusted Net Non-First Lien Leverage Ratio of the related Obligor being greater than the threshold determined by the Administrative Agent in its sole discretion for such Obligor at the time of the approval of such Non-First Lien Loan and the Borrower either (i) did not deliver a Proposed Cure Notice to the Administrative Agent in accordance with Section 5.1(x)(ii), or (ii) delivers a Proposed Cure Notice to the Administrative Agent in accordance with Section 5.1(x)(ii) but fails to comply with the terms of the Proposed Cure Notice within fifteen (15) Business Days following the delivery of such Proposed Cure Notice.

“Variable Funding Note” or “VFN”:  The meaning specified in Section 2.1.

“Wells Fargo”:  Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

“WFBNA”: Wells Fargo Bank, National Association, in its capacity as a Lender.

“WFS”: The meaning specified in the Preamble.

Section 1.2.                                Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.                                Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.                                Limited Partnership Agreements.

Each provision or definition (including defined terms referenced herein) in either Limited Partnership Agreement which provision or definition is used in, incorporated by reference in or otherwise has any effect on a defined term or provision in this Agreement or any other Transaction Document shall be deemed to be references to such defined term or provision (as applicable) in the applicable Limited Partnership Agreement, as the same is in effect as of the date hereof; provided that, upon any amendment to either Limited Partnership Agreement, the Administrative Agent, in its sole discretion, may choose to apply any such definition or provision as amended to this Agreement or any of the Transaction Documents, in each case in its sole discretion.

Section 1.5.                                Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)                                  the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to day or days without further qualification means calendar days;

(e)                                  reference to any time means Charlotte, North Carolina time;

(f)                                    reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g)                                 reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(h)                                 For purposes of this Agreement, an Event of Default shall be deemed to be continuing unless it is waived in accordance with Section 12.1.

ARTICLE II.

THE VARIABLE FUNDING NOTE

Section 2.1.                                The Variable Funding Notes.

(a)                                  The Borrower hereby agrees (i) to assume all of the duties, obligations and liabilities of, and all claims against, the Existing Borrowers under the Existing Loan and Security Agreements as if the Borrower were the original borrower under each of the Existing Facilities, and (ii) that such duties, obligations and liabilities of, and all claims against, the Existing Borrowers shall survive the amendment and restatement of the Existing Facilities contemplated hereby.

(b)                                 On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Amendment and Restatement Date, to each Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Variable Funding Note” or “VFN”), dated as of the Amendment and Restatement Effective Date, each in a face amount equal to the applicable Lender’s Commitment as of the Amendment and Restatement Effective Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed.  Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Lender under the applicable VFN on such day.

(c)                                  During the Revolving Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) under the VFNs pursuant to a Funding Notice, in an aggregate amount up to the Availability as of the proposed Funding Date of the Advance; provided, however, that no Lender shall be obligated to make any Advance on or after the date that is two (2) Business Days prior to the earlier to occur of the Revolving Period End Date or the Termination Date.  Following the receipt of a Funding Notice, subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Lenders shall fund such Advance.  Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Advance.

(d)                                 The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders and increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent.  Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit I.

Section 2.2.                                Procedures for Advances by the Lenders.

(a)                                  Subject to the limitations set forth in Section 2.1(b), the Borrower may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b)                                 No later than 3:00 p.m. (Charlotte, North Carolina time) on the Business Day prior to the proposed Funding Date, the Borrower (or the Collateral Administrator on its behalf) shall deliver:

(i)                                     to the Administrative Agent and the Collateral Custodian written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii)                                  to the Administrative Agent a description of the Obligor and the Loan(s) to be funded by the proposed Advance;

(iii)                               to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered;

(iv)                              to the Administrative Agent and the Collateral Custodian a duly completed Funding Notice which shall (a) specify the desired amount of such Advance, which amount must be at least equal to $500,000, to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Advance, (c) specify the Loan(s)

to be financed on such Funding Date (including the appropriate file number, Obligor, original loan balance, OLB, Assigned Value and Purchase Price for each Loan and identifying the proposed Advance Rate applicable to each such Loan) and (d) include a representation that all conditions precedent for an Advance described in Article III hereof have been met.  Each Funding Notice shall be irrevocable.  If any Funding Notice is received by the Administrative Agent and each Lender after 3:00 p.m. (Charlotte, North Carolina time) on the Business Day prior to the Business Day for which such Advance is requested or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent and each Lender at 9:00 a.m. (Charlotte, North Carolina time) on the next Business Day.

(c)                                  On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d)                                 On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3.                                Reduction of the Facility Amount; Optional Repayments.

(a)                                  The Borrower shall be entitled at its option, at any time prior to the occurrence of an Event of Default, to terminate the Facility Amount in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest and Breakage Costs; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice to the Administrative Agent of such termination or reduction in the form of Exhibit A-2; (ii) any partial reduction of the Facility Amount shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof and (iii) in the case of such termination or reduction on or prior to August 22, 2012, the Borrower shall pay to the Administrative Agent the applicable Commitment Reduction Fee.  Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable.  The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b)                                 The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Required Advance Reduction Amount is equal to zero) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof.  In connection with any such reduction of Advances Outstanding, the Borrower shall deliver to each Lender (1) instructions to reduce such

Advances Outstanding and (2) funds sufficient to repay such Advances Outstanding together with all accrued Interest and any Breakage Costs; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata reduction of the Advances Outstanding, to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid and to the payment of any Breakage Costs.  Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period.  Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4.                                Determination of Interest.

The Administrative Agent shall determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Collateral Administrator thereof on the third Business Day prior to such Payment Date.

Section 2.5.                                Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFN made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof.  Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances, as applicable, under each VFN.  The failure of any Lender to make any such notation on the schedule attached to the applicable VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6.                                Principal Repayments.

(a)                                  Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Administrator, the Administrative Agent and the Lenders.

(b)                                 The Required Advance Reduction Amount may be reduced to zero by the Borrower taking one or more of the following actions:

(i)                                     posts cash collateral in Dollars to the Principal Collection Account;

(ii)                                  repays Advances Outstanding; or

(iii)                               posts additional Eligible Loans as Collateral; provided that the amount by which the Required Advance Reduction Amount shall be reduced pursuant to any such additional Eligible Loans shall be the Assigned Value of such Eligible Loans.

(c)                                  All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment and (ii) all Breakage Costs.

Section 2.7.                                Settlement Procedures.

(a)                                  On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Administrator shall direct the Collateral Custodian to pay pursuant to the latest Borrowing Base Certificate (and the Collateral Custodian shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Borrowing Base Certificate) to the following Persons, the following amounts in the following order of priority:

(1)                                  to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fees;

(2)                                  pro rata to each Lender, in an amount equal to any accrued and unpaid Interest;

(3)                                  pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee and Breakage Costs and (b) to the Administrative Agent, any applicable Lender, the Collateral Custodian, the Affected Parties, the Indemnified Parties, or the Secured Parties, as applicable, all Fees and other amounts, including any Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement;

(4)                                  pro rata to each Lender, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero, pro rata in accordance with the amount of Advances Outstanding hereunder;

(5)                                  to the applicable party, to pay all other Administrative Expenses;

(6)                                  to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on the assets of the Borrower; and

(7)                                  any remaining amounts shall be distributed to the Borrower.

(b)                                 On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Administrator shall direct the Collateral Custodian to pay pursuant to the latest Borrowing Base Certificate (and the Collateral Custodian shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Borrowing Base Certificate) to the following Persons, the following amounts in the following order of priority:

(1)                                  to the extent not paid pursuant to Section 2.7(a), to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fees;

(2)                                  to the extent not paid pursuant to Section 2.7(a), pro rata to each Lender, in an amount equal to any accrued and unpaid Interest;

(3)                                  to the extent not paid pursuant to Section 2.7(a), pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee and Breakage Costs and (b) to the Administrative Agent, any applicable Lender, the Collateral Custodian, the Affected Parties, the Indemnified Parties, or the Secured Parties, all other amounts, including any Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement;

(4)                                  to the extent not paid pursuant to Section 2.7(a), pro rata to each Lender, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero, pro rata in accordance with the amount of Advances Outstanding hereunder;

(5)                                  during the Revolving Period, as directed by the Collateral Administrator, to repay Advances Outstanding, return cash to the Principal Collections Account and/or, if the Distribution Conditions are satisfied on such Payment Date, to be paid to the Borrower;

(6)                                  after the end of the Revolving Period, to the Borrower in an amount sufficient to pay when due any Tax arising from Gains (including as a result of market discount) incurred prior to the Amendment and Restatement Effective Date (A) in respect of which no distribution has previously been made pursuant to this Section 2.7(b)(6) and (B) not subject to Independent Verification, calculated in accordance with the assumptions set forth in Section 6.5 of the AIV Limited Partnership Agreement as of the date hereof; provided, however, that the aggregate amount of such Gains for purposes of such calculation shall be net of any losses of the AIV, against which such Gains can be offset for tax purposes as of the date of such determination (including any losses of the AIV from prior periods after the Revolving Period which were not utilized to offset Gains in such prior period);

(7)                                  after the end of the Revolving Period, to the Borrower in the amount requested by the Borrower pursuant to Section 2.14(b) for distribution by the Borrower to its members as part of the distributions to be made by the Borrower to its members that are required to enable the BDC to qualify annually as a “regulated investment company” under subchapter M of the Code and to avoid a liability for taxes under Section 4982 of the Code;

(8)                                  after the end of the Revolving Period or after the occurrence and during the continuation of a Curable BDC Asset Coverage Event, to the Lenders to pay the Advances Outstanding;

(9)                                  to the extent not paid pursuant to Section 2.7(a), to the applicable party to pay all other Administrative Expenses;

(10)                            to the extent not paid pursuant to Section 2.7(b)(6), to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on the assets of the Borrower; and

(11)                            any remaining amounts shall be distributed to the Borrower.

(c)                                  The Collateral Administrator may, in its sole discretion, direct the Collateral Custodian to make a payment to the Borrower or to the Excess Future Funding Account from the Principal Collection Account on any Business Day other than a Payment Date if the Distribution Conditions are satisfied on such Business Day; provided that, if a Default or an Event of Default under Section 9.1(s) is the only Distribution Condition failed on any Business Day, the Collateral Administrator may direct the Collateral Custodian to make a payment to the Excess Future Funding Account from the Principal Collection Account on such Business Day for the purpose of curing such Default or Event of Default; provided further that, if on such Business Day (i) a Curable BDC Asset Coverage Event is the only Distribution Condition failed and (ii) the Borrower Payment Conditions are satisfied, the Collateral Administrator may direct the Collateral Custodian to make a payment to the Borrower from the Principal Collection Account in an amount up to the sum (without duplication) of (A) Prepayment Gains plus (B) the lesser of (1) the aggregate Market Discount accrued during the applicable Collection Period and (2) $3,000,000.  For the avoidance of doubt, if no Market Discount has accrued during any Collection Period, the amount for purposes of clause (B) above shall be zero during such Collection Period.

(d)                                 So long as no Default or Event of Default or Curable BDC Asset Coverage Event has occurred and is continuing, the Collateral Administrator may, in its sole discretion, direct the Collateral Custodian to, on any Business Day, transfer an amount not to exceed the Non-Borrowing Base Principal Collection Amount from the Principal Collection Account to the principal subaccount of the Borrower Collection Account or to the Excess Future Funding Account; provided that, if a Default or an Event of Default under Section 9.1(s) is the only Default, Event of Default or Curable BDC Asset Coverage Event continuing on any Business Day, the Collateral Administrator may direct the Collateral Custodian to make such a transfer to the Excess Future Funding Account from the Principal Collection Account on such Business Day for the purpose of curing such Default or Event of Default.

(e)                                  So long as no Default or Event of Default has occurred and is continuing, the Collateral Administrator may, in its sole discretion, direct the Collateral Custodian to, on any Business Day, transfer an amount not to exceed the Non-Borrowing Base Interest Collection Amount from the Interest Collection Account to the interest subaccount of the Borrower Collection Account or to the Excess Future Funding Account; provided that, if a Default or an Event of Default under Section 9.1(s) is the only Default or Event of Default continuing on any Business Day, the Collateral Administrator may direct the Collateral Custodian to make such a transfer to the Excess Future Funding Account from the Interest Collection Account on such Business Day for the purpose of curing such Default or Event of Default.  For the avoidance of doubt, such transfer may be made during the continuation of a Curable BDC Asset Coverage Event.

(f)                                    The Collateral Administrator may, in its sole discretion, direct the Collateral Custodian to make a payment to the Borrower or to the Excess Future Funding Account from (i) the principal subaccount of the Borrower Collection Account on any Business Day so long as the Collateral Administrator certifies to the Administrative Agent that, both immediately prior to and immediately after giving effect to any such payment, (A) no Default or Event of Default or Curable BDC Asset Coverage Event has occurred and is continuing or would occur as a result of such payment and (B) there is no Borrowing Base Deficiency and/or (ii) the interest subaccount of the Borrower Collection Account on any Business Day so long as the Collateral Administrator certifies to the Administrative Agent that, both immediately prior to and immediately after giving effect to any such payment, (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such payment and (B) there is no Borrowing Base Deficiency; provided that, if a Default or an Event of Default under Section 9.1(s) is the only Default, Event of Default or, if applicable, Curable BDC Asset Coverage Event continuing on any Business Day, the Collateral Administrator may direct the Collateral Custodian to make any payment described above to the Excess Future Funding Account from the Borrower Collection Account on such Business Day for the purpose of curing such Default or Event of Default.

(g)                                 Upon the occurrence and during the continuation of a Default or an Event of Default, the Collateral Custodian shall, on a daily basis, transfer all amounts on deposit in the Borrower Collection Account to the Collection Account.

(h)                                 On each Borrowing Base Certificate delivered on any Payment Date where a distribution is requested pursuant to Section 2.7(b)(6), the Borrower shall set forth an itemized computation of the amount which would be distributed pursuant to Section 2.7(b)(6) (assuming sufficient Available Funds after distributions per Section 2.7(b)(1)-(5)) including calculation in reasonable detail regarding each component of such calculation as set forth herein and in the related Borrowing Base Certificate.  Such Borrowing Base Certificate shall set forth the amount of Gains (minus any such Gains for which a distribution has previously been made pursuant to Section 2.7(b)(6)) pursuant to which such Borrowing Base Certificate is being delivered, the amount of losses of the Borrower and the AIV available to offset such Gains, the applicable tax rates used in calculating such Taxes, and all other factors used to calculate such Tax.  Upon at least one (1) Business Day’s notice to the Borrower and the Collateral Custodian prior to the relevant Payment Date, the Administrative Agent may request independent verification of the inputs and calculations set forth in such Borrowing Base Certificate from an independent accounting firm (an “Independent Verification”), selected by the Administrative Agent, and reasonably acceptable to the Borrower and the AIV.  Such accounting firm shall be required to provide such verification within thirty (30) days of its engagement, and the determination of such  accounting firm shall be final and binding on all parties.  During the verification procedure the Collateral Custodian shall hold all Available Funds otherwise distributable on the Payment Date pursuant to Section 2.7(b)(6) in escrow for distribution as soon as such verification is finalized.  All parties to this Agreement shall cooperate fully with such accounting firm and provide, subject to confidentiality arrangements, all information and data requested by such accounting firm. The fee for such accounting firm’s verification shall be borne by the Administrative Agent, unless the determination concludes that there is a five (5) percent or greater overstatement in the amount of distribution set forth in such Borrowing Base Certificate, in which case the fee will be borne by the Borrower and treated as an Administrative Expense.

(i)                                     On any Business Day, the Collateral Administrator may direct the Collateral Custodian to use amounts on deposit in the Excess Future Funding Account to either (i) make a payment under a Future Funding Obligation, and/or (ii) make a deposit into the Interest Collection Account (but only to the extent that (A) amounts on deposit in the Excess Future Funding Account originally came from the Interest Collection Account and (B) no Borrowing Base Deficiency exists either immediately prior to or after giving effect to such payment or deposit) or the Principal Collection Account.

Section 2.8.                                Alternate Settlement Procedures.

On each Business Day following the occurrence of and during the continuation of an Event of Default, the Collateral Administrator (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Collateral Custodian to pay pursuant to the latest Borrowing Base Certificate (and the Collateral Custodian shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Borrowing Base Certificate) to the following Persons, the following amounts in the following order of priority:

(1)                                  to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fees;

(2)                                  to the Collateral Administrator, in an amount equal to any accrued and unpaid Collateral Administration Fees;

(3)                                  pro rata to each Lender, in an amount equal to any accrued and unpaid Interest;

(4)                                  pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee and Breakage Costs and (b) to the Administrative Agent, any applicable Lender, the Collateral Custodian, the Affected Parties, the Indemnified Parties, or the Secured Parties, as applicable, all other Fees and amounts, including any Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement;

(5)                                  pro rata to the Lenders to pay Advances Outstanding;

(6)                                  to the applicable party, to pay all other Administrative Expenses;

(7)                                  to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on the assets of the Borrower; and

(8)                                  any remaining amounts shall be distributed to the Borrower.

Section 2.9.                                Collections and Allocations.

(a)                                  Collections.  The Collateral Administrator shall promptly identify any collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the appropriate Collection Account by the close of business on the Business Day after such Collections are received.  Upon the transfer of Collections to the Collection Account, the Collateral Administrator shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively.  The Collateral Administrator shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Borrowing Base Certificate delivered pursuant to Section 5.1(q).

(b)                                 Excluded Amounts.  With the prior written consent of the Administrative Agent, the Collateral Administrator may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Administrator has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

(c)                                  Initial Deposits.  On the Funding Date with respect to any Loan or Additional Loan, the Collateral Administrator will deposit into the Collection Account all Collections received in respect of Loans being transferred to and included as part of the Collateral on such date.

(d)                                 Investment of Funds.  Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Collateral Administrator on each Payment Date (or pursuant to standing instructions provided by the Collateral Administrator); provided that, from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be standing instructions).  All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 and Section 2.8 (as applicable).

Section 2.10.                         Payments, Computations, Etc.

(a)                                  Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Collateral Administrator hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day.  The

Borrower or the Collateral Administrator, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 6.00% per annum above the Prime Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law.  Such interest shall be for the account of the applicable Secured Party.  All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.  For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c)                                  If any Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance, but excluding the Applicable Spread.

Section 2.11.                         Fees.

(a)                                  The Collateral Administrator on behalf of the Borrower shall pay or cause to be paid in accordance with Section 2.7(a)(3) and Section 2.8(4), as applicable, to each applicable Lender, quarterly in arrears, the applicable Non-Usage Fee.

(b)                                 The Collateral Administrator on behalf of the Borrower shall pay or cause to be paid to each applicable Lender, in respect of each yearly anniversary of the Closing Date, the Due Diligence Fee.

(c)                                  The Collateral Administrator on behalf of the Borrower shall pay or cause to be paid to the Administrative Agent, on the Amendment and Restatement Effective Date, each of the Facility Extension Fee and the Facility Upsize Fee.

(d)                                 The Collateral Custodian shall be entitled to receive the Collateral Custodian Fee in accordance with Section 2.7(a)(1) and Section 2.8(1), as applicable.

(e)                                  The Borrower shall pay to Cadwalader, Wickersham & Taft LLP as counsel to the Administrative Agent, within two (2) Business Days following an invoice therefor, its reasonable estimated fees and out-of-pocket expenses through the Amendment and Restatement Effective Date, and shall pay all additional reasonable fees and out-of-pocket expenses of Cadwalader, Wickersham & Taft LLP required to be paid by the Borrower hereunder within thirty (30) days after receiving an invoice for such amounts.

Section 2.12.                         Increased Costs; Capital Adequacy; Illegality.

(a)                                  If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes covered by Section 2.13 and changes in the rate on the overall net income of such Lender) with respect to its interest in the Collateral, or any right or obligation to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Lenders hereunder or any Affected Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b)                                 If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.  For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Borrower or any Lender with the assets and liabilities of the Administrative Agent, any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.

(c)                                  If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d)                                 In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods.  Any Affected Party making a claim under this Section 2.12 shall submit to the Collateral Administrator a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e)                                  If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f)                                    Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.  Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that such Affected Party notifies the Borrower of such Affected Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(g)                                 Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender.  In no event will Borrower be responsible for increased amounts referred to in this Section 2.12 which relates to any other entities to which Lenders provide financing.

Section 2.13.                         Taxes.

(a)                                  All payments made by an Obligor in respect of a Loan and all payments made by the Borrower or Collateral Custodian under this Agreement or any other Transaction Document will be made free and clear of and without deduction or withholding for or on account of any Taxes unless required by Applicable Law.  If any Taxes are required to be withheld from any amounts payable to the Borrower or to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement or any other Transaction Document after withholding for or on account of any such Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.  The foregoing obligation to pay Additional Amounts with respect to payments required to be made under this Agreement will not, however, apply with respect to (i) net income, franchise Taxes or other similar Taxes imposed on any Indemnified Party (or, in the case of a pass-through entity with respect to such Taxes, any of its beneficial owners) by a taxing jurisdiction in which any such Person (or, in the case of a pass-through entity with respect to such Taxes, any of its beneficial owners) is organized, conducts business or maintains its lending office), (ii) any Taxes that would not have been imposed but for a present or former connection between the Indemnified Party (or, in the case of a pass-through entity with respect to such Taxes, any of its beneficial owners) and the jurisdiction imposing such Taxes (other than a connection arising solely from such Indemnified Party’s having executed, delivered, enforced or performed its obligation, or received payment, under this Agreement), (iii) any Taxes that are United States federal withholding taxes imposed under FATCA or (iv) any Taxes imposed by reason of the failure of such Indemnified Party (or, in the case of a pass-through entity with respect to such Taxes, any of its beneficial owners) to comply with Section 2.13(d) other than (A) if such failure is due to a Change of Tax Law or (B) if it is legally inadvisable or otherwise commercially disadvantageous for such Indemnified Party to deliver such form or certificate and such form or certificate would require the disclosure of materially different information than the form or certificate that is or would be required with respect to such Indemnified Party pursuant to Section 2.13(d) within fifteen (15) days after the date hereof if it were an Indemnified Party on such date (clauses (i)-(iv), collectively, the “Excluded Taxes”).

(b)                                 The Borrower hereby indemnifies each Indemnified Party for the full amount of Taxes (other than Excluded Taxes) imposed with respect to any payment made by the Borrower or any Affiliate of the Borrower under this Agreement or any other Transaction Document and Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  All payments in respect of this indemnification shall be made on the Payment Date following the date a written demand therefor is delivered to the Borrower.

(c)                                  Within thirty (30) days after the date of any payment by the Borrower, any Affiliate of the Borrower or Collateral Custodian of any withheld Taxes, the Borrower will furnish to the Administrative Agent and each of the Lenders at the applicable address set forth on Annex A to this Agreement a certified copy of the original official receipt evidencing payment of the Tax or, if such original official receipt is not available, other appropriate evidence of payment thereof reasonably acceptable to the Indemnified Party.

(d)                                 Each Lender shall, to the extent required (and, in the case of a pass-through entity for the applicable Tax purposes, shall cause any of its beneficial owners to), deliver to the Borrower, with a copy to the Administrative Agent, (i) within fifteen (15) days after the date hereof, or at the time or times otherwise reasonably requested by the Borrower or the Administrative Agent, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI or other Form W-8 or Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding or to permit deduction or withholding at a reduced rate of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding or to permit deduction or withholding at a reduced rate of United States federal income or similar Taxes to the extent such Lender is permitted to do so under Applicable Law.  From time to time, each Lender shall (and, in the case of a pass-through entity for the applicable Tax purpose, shall cause any of its beneficial owners to) promptly submit to the Borrower such additional duly completed and signed forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be available under then Applicable Laws to claim any available exemption from or reduction of any Taxes in respect of any payment to be made to such Lender pursuant to this Agreement.

(e)                                  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Collateral Administrator contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14.                         Maximum Gain Distribution Amount.

(a)                                  The Borrower may, in the last Borrowing Base Certificate delivered prior to the Revolving Period End Date, designate the initial Maximum Gain Distribution Amount, which initial Maximum Gain Distribution Amount shall not exceed the lesser of (i) the Availability immediately prior to the end of the Revolving Period and (ii) $20,000,000.  Such designation shall include evidence satisfactory to the Administrative Agent in its sole discretion of realized and/or unrealized Gains in an amount equal to or greater than such designated initial Maximum Gain Distribution Amount.  For the avoidance of doubt, once the initial Maximum Gain Distribution Amount is designated by the Borrower pursuant to this Section 2.14(a), it may not be increased for any reason.

(b)                                 On any Payment Date after the Revolving Period End Date, the Borrower may request a distribution pursuant to Section 2.7(b)(7) in an amount equal to the lesser of (x) all realized Gains (including as a result of market discount) as of such date that were realized on and after the Amendment and Restatement Effective Date in respect of which no prior distributions have been made pursuant to Section 2.7(b)(7) (provided, however, that the aggregate amount of such Gains for purposes of such calculation shall be net of any realized losses of the Borrower against which such Gains can be offset for the BDC’s tax purposes as of the date of such determination (including any realized losses of the Borrower from prior periods which were not utilized to offset Gains in such prior period for the BDC’s tax purposes)) and (y) the Maximum Gain Distribution Amount as of such date. Each such request shall include (i) evidence satisfactory to the Administrative Agent in its sole discretion of the realized Gains (including as a result of market discount) and (ii) certification by the Borrower that (A) no Default, Event of Default or Curable BDC Asset Coverage Event has occurred and is continuing or would occur after giving effect to the requested distribution and (B) immediately prior to and immediately after giving effect to the requested distribution, there is no Borrowing Base Deficiency.

(c)                                  On any date (other than a Payment Date) after the designation of the initial Maximum Gain Distribution Amount pursuant to Section 2.14(a), the Borrower may permanently reduce the Maximum Gain Distribution Amount in whole or in part by providing written notice to both the Administrative Agent and the Collateral Custodian of the dollar amount of such requested reduction.

Section 2.15.                         Discretionary Sales.

Prior to the Revolving Period Termination Date, the Borrower shall have the right to sell Loans (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i)                                     Any Discretionary Sale shall be made by the Collateral Administrator, on behalf of the Borrower, to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan), provided that, the Borrower may make a Discretionary Sale to an Affiliate of the Borrower with the prior written consent of the Administrative Agent in its sole discretion;

(ii)                                  After giving effect to the Discretionary Sale, the receipt of funds provided for in clause (iii) below and the assignment to the Borrower of the Collateral on any Discretionary Sale Date, the Administrative Agent and each lender shall have received from the Borrower a certificate establishing (and in the case of clause (a) including detail and a Borrowing Base calculation) that (a) the Required Advance Reduction Amount is equal to zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) no Event of Default shall have resulted;

(iii)                               On the related Discretionary Sale Date, the Administrative Agent, each Lender and the Collateral Custodian, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Discretionary Sale, the Required Advance Reduction Amount will be equal to zero plus (b) an amount equal to all unpaid Interest then due and owing to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other Obligations due and owing to the Administrative Agent, each applicable Lender, the Affected Parties and the Indemnified Parties, as applicable, under this Agreement and the other Transaction Documents;

(iv)                              On the related Discretionary Sale Date, the proceeds (net of normal transactional expenses) from such Discretionary Sale have been sent directly into the Collection Account; and

(v)                                 No such Discretionary Sale may, without the prior written consent of the Administrative Agent, in its sole discretion, be made if an Event of Default has occurred and is continuing and the Obligations have been accelerated as a result thereof (and such acceleration has not been rescinded).

If a Loan owned by the Borrower ceases to be an Eligible Loan solely due to a breach of representation or warranties of the seller, that Loan may be sold back to the seller upon notice to (but not the prior written consent of) the Administrative Agent if all other requirements of a Discretionary Sale (as set forth in this Section 2.15) are satisfied as of the date of such sale back to the seller.

ARTICLE III.

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1.                                Conditions to Amendment and Restatement.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a)                                  Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent;

(b)                                 The Administrative Agent shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(c)                                  The Borrower shall have delivered to the Administrative Agent a certification in the form of Exhibit D, and such certification shall include a representation that the Borrower has neither incurred nor suffered to exist any Indebtedness (other than pursuant to the Existing Loan and Security Agreements) as of the Amendment and Restatement Effective Date;

(d)                                 The Borrower shall have delivered to the Administrative Agent a certificate as to whether the Borrower is Solvent in the form of Exhibit C.

(e)                                  The Collateral Administrator shall have delivered to the Administrative Agent certification that no Change of Control or Collateral Administrator Termination Event has occurred and is continuing.

(f)                                    The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower, covering enforceability, grant and perfection of the security interests on the Collateral, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

(g)           The Administrative Agent and each Lender shall have received copies of the Credit and Collection Policy.

(h)           The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Amendment and Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(i)            On or prior to the Amendment and Restatement Effective Date, each applicable Lender shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of such Lender.

(j)            The UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Securities Account Control Agreement, is effective to perfect the Secured Parties’ security interest in the Collateral such that the Secured Parties’ security interest in the Collateral ranks senior to that of any other creditors of the Borrower (whether now existing or hereafter acquired).

(k)           The SPV Mergers shall occur simultaneously with the closing hereunder.

Section 3.2.           Conditions Precedent to All Advances.

(a)           Each Advance under this Agreement and each reinvestment of Principal Collections pursuant to either Section 2.7(b) or Section 2.7(c) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(i)            with respect to any Advance, the Collateral Administrator shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian) no later than 3:00 p.m. (Charlotte, North Carolina time), one (1) Business Day prior to the related Funding Date:

(1)           a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan List; and

(2)           a Certificate of Assignment in the form of Exhibit F to the Loan and Security Agreement including Exhibit A thereto and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender;

(ii)           with respect to any reinvestment of Principal Collections permitted by Section 2.7(b) or Section 2.7(c), the Collateral Administrator shall have delivered to the Administrative Agent, no later than 3:00 p.m. on the Business Day prior to any such reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral Administrator and the Borrower;

(b)           On the date of such Transaction the following shall be true and correct and the Borrower and the Collateral Administrator shall have certified in the related Borrower’s Notice that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:

(i)            The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);

(ii)           No event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default, Default or Collateral Administrator Termination Event;

(iii)          On and as of such day, after giving effect to such Transaction, the Availability is greater than or equal to zero;

(iv)          On and as of such day, the Borrower and the Collateral Administrator each has performed all of the covenants and agreements contained in this Agreement to be performed by such Person on or prior to such day;

(v)           No Applicable Law shall prohibit or enjoin the making of such Advance by any Lender or the proposed reinvestment of Principal Collections.

(c)           The Revolving Period End Date or the Termination Date shall not have occurred;

(d)           On the date of such Transaction, the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably require;

(e)           The Borrower and Collateral Administrator shall have delivered to the Administrative Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2;

(f)            The Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11(e), shall have reimbursed the Lenders, the Collateral Custodian and the Administrative Agent for all fees, costs and expenses then required to be paid of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Collateral Custodian and the Administrative Agent;

(g)           The Borrower shall have received a copy of a notice substantially in the form of Exhibit A-5 attached hereto, executed by the Administrative Agent, evidencing the approval of the Administrative Agent, in its sole discretion in accordance with clause (B) of the definition of “Eligible Loan”, of the Loans to be added to the Collateral;

(h)           The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate (which may be part of the applicable Borrower’s Notice) in form and substance reasonably satisfactory to the Administrative Agent certifying that each of the foregoing conditions precedent has been satisfied; and

(i)            a Curable BDC Asset Coverage Event shall not have occurred and be continuing.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3.           Custodianship; Transfer of Loans and Permitted Investments.

(a)           The Administrative Agent shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the Corporate Trust Office.  Any successor Collateral Custodian shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b)           Each time that the Borrower (or the Collateral Administrator on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Administrator on behalf of the Borrower), if such Loan or Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collateral Custodian, cause the transfer of such Loan or Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collateral Custodian to be credited by the Collateral Custodian to the Collateral Account in accordance with the terms of this Agreement.  The security interest of the Administrative Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Administrative Agent, be released.

(c)           The Borrower (or the Collateral Administrator on behalf of the Borrower) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by the Collateral Custodian to the Collateral Account, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Administrative Agent a valid security interest in each Loan and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i)            in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Administrative Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Administrative Agent) continuous possession of such Instrument or Security Certificate at the Corporate Trust Office;

(ii)           in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)          in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Securities Account Control Agreement;

(iv)          in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Administrative Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware.

(d)           The security interest of the Administrative Agent in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the part of the Administrative Agent, be released and the Collateral Custodian shall immediately release such Collateral to, or as directed by, the Borrower.

(e)           On the Amendment and Restatement Effective Date, the Collateral Custodian shall transfer all Collateral held in each Account (as defined in the Existing Loan and Security Agreements) to the corresponding Account.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1.           Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Amendment and Restatement Effective Date and, thereafter, as of each Funding Date and each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)           Organization and Good Standing.  The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b)           Due Qualification.  The Borrower is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or to have obtained such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)           Binding Obligation.  Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) in any material respect conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, the Borrower LLC Agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f)            Agreements.  The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  The Borrower is not in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g)           No Proceedings.  There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(h)           All Consents Required.  All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained.

(i)            Bulk Sales.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Borrower.

(j)            Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent on the Amendment and Restatement Effective Date a certification in the form of Exhibit C.

(k)           Taxes.

(i)            (A) the BDC and AIV Holding are United States persons within the meaning of Section 7701(a)(30) of the Code and are treated as corporations for U.S. federal income tax purposes, (B) New Mountain Finance Advisors BDC is a United States person within the meaning of Section 7701(a)(30) of the Code and is treated for U.S. federal income tax purposes as a disregarded entity wholly owned by a United States person within the meaning of Section 7701(a)(30) of the Code and (C) the Borrower is a United States person within the meaning of Section 7701(a)(30) of the Code, is treated as a partnership for U.S. federal income tax purposes, and is owned by the Taxable Entities, and other entities that are United States persons within the meaning of Section 7701(a)(30) of the Code.

(ii)           Each of the Borrower, the AIV, New Mountain Finance Advisors BDC and each Taxable Entity has filed or caused to be filed all material tax and information returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, the AIV, New Mountain Finance Advisors BDC, or such Taxable Entity, as applicable), and no material tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Borrower’s, the AIV’s, New Mountain Finance Advisors BDC’s or any Taxable Entity’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l)            Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m)          Security Interest.

(i)            This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)           the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iii)          with respect to Collateral that constitute Security Entitlements:

(1)           all of such Security Entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2)           the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account; and

(3)           the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent.  The Borrower has not instructed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Administrator may cause cash in the Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(iv)          all Accounts constitute “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time-to-time in the State of New York;

(v)           the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi)          the Borrower has received all consents and approvals required by the terms of any Loan to the transfer and granting of a security interest in the Loans hereunder to the Administrative Agent, on behalf of the Secured Parties;

(vii)         the Borrower has taken all necessary steps to authorize the Administrative Agent to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(viii)        other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral.  The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof.  There are no judgments or tax lien filings against the Borrower;

(ix)           all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x)            other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes that evidence all Loans evidenced by a promissory note solely on behalf of the Administrative Agent for the benefit of the Secured Parties;

(xi)           none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent on behalf of the Secured Parties;

(xii)          with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii)         in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.

(n)           Reports Accurate.  All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects.

(o)           Location of Offices.  The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware.  The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit D.  Other than changing its name from New Mountain Guardian (Leveraged), L.L.C. to New Mountain Finance Holdings, L.L.C. on the Amendment and Restatement Effective Date, the Borrower has not

changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Amendment and Restatement Effective Date.

(p)           Collection Account.  The Collection Accounts (including any sub accounts thereof) are the only accounts to which Collections on the Collateral are sent.

(q)           Legal Name.  The Borrower’s exact legal name is New Mountain Finance Holdings, L.L.C; provided that, the Borrower can change its legal name upon fifteen (15) days’ prior written notice to the Administrative Agent if it has delivered any additional financing statements requested by the Administrative Agent in its sole discretion.

(r)            [Intentionally Omitted.]

(s)           Value Given.  The Borrower shall have given reasonably equivalent value in consideration for the transfer to the Borrower of the Collateral, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t)            Accounting.  The Borrower accounts for the transfers to it of interests in Collateral as sales for legal (other than tax) purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(u)           Special Purpose Requirements.  Any amendment or amendment and restatement of any of the Borrower’s organizational documents on or prior to the Amendment and Restatement Effective Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).  Other than the Reorganization Transactions, the Borrower has not at any time prior to the Amendment and Restatement Effective Date, does not and shall not:

(i)            engage in any business or activity other than entering into and performing its obligations under the Transaction Documents and the Administration Agreement and other activities contemplated by the Transaction Documents and the Administration Agreement, the purchase, receipt and management of Collateral in accordance with the Transaction Documents, the transfer and pledge of Collateral under the Transaction Documents, the sale and disposition of Collateral and such other activities as are incidental thereto;

(ii)           acquire or own any assets other than (A) the Collateral, (B) Permitted Investments, (C) equity interests in the SPVs and (D) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii)          merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, or (other than in accordance with Section 2.15) transfer or otherwise dispose of all or substantially all of its assets, without in each case first obtaining the consent of the Administrative Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation;

(iv)          (A) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (B) without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), amend, modify, terminate or fail to comply with the provisions of the Borrower LLC Agreement other than amendments or modifications required in connection with any Permitted Exchange Transactions, or (C) fail to observe limited liability company formalities;

(v)           own any Subsidiary (other than the SPVs) without the consent of the Administrative Agent;

(vi)          make any Future Funding Investment in any Person unless each of the following conditions is satisfied or waived by the Administrative Agent pursuant to Section 12.1:

(1)           a Future Funding Investment Notice is delivered to the Administrative Agent prior to the date on which such Investment is made;

(2)           the underlying instrument with respect to such Investment must include a provision to the effect that the Borrower shall have no liability for any special, consequential or punitive damages in connection with such Investment (or include words of similar import and effect); and

(3)           the sum of (A) the Future Funding Obligations of the Borrower in respect of such Investment, plus (B) the Future Funding Obligations of the Borrower in respect of all other Investments then held by the Borrower shall not exceed an amount equal to the sum of (x) fifteen percent (15%) of the Net Asset Value as of the most recent BDC Reporting Date and (y) the Excess Future Funding Coverage Amount on the date on which such Investment is made.

(vii)         except as permitted by this Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(viii)        incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or Indebtedness obtained in conjunction with a repayment of all Advances owed to the Lenders and the other Secured Parties and a termination of all the Commitments and a repayment of all the Obligations in full;

(ix)           become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(x)            fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(xi)           enter into any contract or agreement with any Person, except (A) the Transaction Documents, (B) the Administration Agreement, (C) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than such Person and (D) as otherwise permitted by this Agreement;

(xii)          seek its dissolution or winding up in whole or in part;

(xiii)         fail to correct any known misunderstandings regarding the separate identity of the Borrower or any principal or Affiliate thereof or any other Person;

(xiv)        guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xv)         fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity of the Person with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi)        fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii)       file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii)      except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xix)         fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person or fail not to have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets and liabilities may be included in a consolidated financial statement of its Affiliate so long as the separateness of the Borrower from such Affiliate and that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate is disclosed by such Affiliate within all public filings that contain such consolidated financial statements;

(xx)          fail to pay its own liabilities and expenses only out of its own funds;

(xxi)         fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxii)        acquire the obligations or securities of its Affiliates or stockholders (other than any SPV);

(xxiii)       guarantee any obligation of any person, including an Affiliate;

(xxiv)       fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv)        fail to use separate invoices and checks bearing its own name;

(xxvi)       pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvii)      [intentionally omitted];

(xxviii)     fail to provide that the approval of the board of managers (including the consent of the Independent Manager) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; or

(xxix)       have any material contingent or actual obligations not related to the Collateral (other than (A) pursuant to the Administration Agreement, (B) in its capacity as collateral administrator under any credit or loan facility entered into by an SPV, (C) obligations incidental to its equity ownership of any SPV, (D) necessary to effectuate an Offering, (E) in connection with any Offering Expenses, (F) obligations in connection with compliance with federal securities laws or (G) incidental to offering or providing managerial assistance to any portfolio company of the BDC or the Borrower).

The representations and warranties a set forth in this Section 4.1(u) shall survive for so long as any amount remains payable to any Secured Party under this Agreement or any other Transaction Document

(v)           [Intentionally Omitted.]

(w)          [Intentionally Omitted.]

(x)            ERISA.  Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transactions, failures to satisfy minimum funding standards, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable

Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y)           Compliance with Law.  The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z)            Collections.  The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the applicable Collection Account within two (2) Business Days after receipt as required herein.

(aa)         Amendments.  No Loan has been amended, modified or waived, except for amendments, modifications or waivers, if any, to such Collateral otherwise permitted under Section 6.4(a) and in accordance with the Credit and Collection Policy.

(bb)         Full Payment.  As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the Borrower in full.

(cc)         Accuracy of Representations and Warranties.  Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects.

(dd)         Members of the Borrower.  Each member of the Borrower is a United States person within the meaning of Section 7701(a)(30) of the Code.

(ee)         USA Patriot Act.  Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(ff)           Existing Loan and Security Agreements.  Immediately prior to the occurrence of the Amendment and Restatement Effective Date, no “Default”, “Event of Default” or “Collateral Manager Termination Event” had occurred and was continuing under either of the Existing Loan and Security Agreements.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto without the consent of the Administrative Agent.

Section 4.2.           Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Amendment and Restatement Effective Date and as of each Funding Date thereafter:

(a)           Valid Security Interest.  This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York. Upon the delivery to the Collateral Custodian of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Custodian’s Corporate Trust Office is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral (subject to Permitted Liens) in that portion of the Collateral in which a security interest may be created under 9 of the UCC as in effect from time to time in the State of New York.

(b)           Eligibility of Collateral.  The Borrower has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on Schedule III.  As of the Amendment and Restatement Effective Date and each Funding Date thereafter, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing in all material respects of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete in all material respects as of the related Funding Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws in all material respects and (iv) with respect to each Loan included in the Collateral, all material consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of an ownership interest or security interest in such Collateral to the Administrative Agent as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c)           No Fraud.  Each Loan was originated without any fraud or material misrepresentation by the Borrower or, to the best knowledge of the Borrower, on the part of the Obligor.

Section 4.3.           Representations and Warranties of the Collateral Administrator.

The Collateral Administrator represents and warrants as follows as of the Amendment and Restatement Effective Date and, thereafter, as of each Funding Date and each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)           Organization and Good Standing.  The Collateral Administrator has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b)           Due Qualification.  The Collateral Administrator is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or in good standing or to have obtained such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery.  The Collateral Administrator (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party.  This Agreement and each other Transaction Document to which the Collateral Administrator is a party have been duly executed and delivered by the Collateral Administrator.

(d)           Binding Obligation.  Each Transaction Document to which the Collateral Administrator is a party constitutes a legal, valid and binding obligation of the Collateral Administrator enforceable against the Collateral Administrator in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Administrator’s certificate of formation, operating agreement or any Contractual Obligation of the Collateral Administrator, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral Administrator’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f)            No Proceedings.  There is no litigation, proceeding or investigation pending or, to the knowledge of the Collateral Administrator, threatened against the Collateral Administrator, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Collateral Administrator is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Collateral Administrator is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(g)           All Consents Required.  All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Administrator of each Transaction Document to which the Collateral Administrator is a party have been obtained.

(h)           Reports Accurate.  All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Collateral Administrator to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects.

(i)            Collections.  The Collateral Administrator acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the applicable Collection Account within two (2) Business Days from receipt as required herein.

(j)            Solvency.  The Collateral Administrator is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under the Transaction Documents to which the Collateral Administrator is a party do not and will not render the Collateral Administrator not Solvent and the Collateral Administrator shall deliver to the Administrative Agent on the Amendment and Restatement Effective Date a certification in the form of Exhibit C.

(k)           Taxes.  The Collateral Administrator is a United States person within the meaning of Section 7701(a)(30) of the Code and is owned by entities that are United States persons within the meaning of Section 7701(a)(30) of the Code.  Each of the Collateral Administrator and its equity owners have filed or caused to be filed all material tax and information returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Administrator or the applicable equity owner), and no material tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Collateral Administrator’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l)            ERISA.  Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all Pension Plans of the Collateral Administrator does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Collateral Administrator to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(m)          [Intentionally omitted.]

(n)           Compliance with Law.  The Collateral Administrator has complied in all material respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(o)           No Material Adverse Effect.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Collateral Administrator since August 31, 2009.

(p)           [Intentionally Omitted.]

(q)           Actions of the Collateral Administrator.  The Collateral Administrator acknowledges and agrees that, as of the date hereof, all of the Loans owned by the Borrower as of the Amendment and Restatement Effective Date (or subject to irrevocable commitments to purchase by the Borrower for settlement (as participations or assignments) after the Amendment and Restatement Effective Date) are owned by way of an assignment (and not a participation) and are as set forth on Schedule III.

Section 4.4.           Representations and Warranties of the Collateral Custodian.

The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)           Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)           Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)           No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)           No Violation.  The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Custodian.

(e)           All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)            Validity, Etc.  This Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1.           Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that so long as this Agreement shall remain in effect and until the principal of and interest on Advances and all other Fees, expenses or amounts payable under any Transaction Document shall have been paid in full:

(a)           Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b)           Preservation of Company Existence.  The Borrower will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Borrower LLC Agreement in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent (except as permitted by Section 5.2(i)).

(c)           Performance and Compliance with Collateral.  The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d)           Keeping of Records and Books of Account.  The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested, without unreasonably interfering with such party’s business and affairs and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor, in each case, other than (x) material and affairs protected by the attorney-client privilege and (y) materials which such party may not disclose without violation of confidentiality obligations binding upon it.  For the avoidance of doubt, the right of the Administrative Agent provided herein to visit and inspect the financial records and properties of the Borrower shall be limited to not more than one (1) such visit and inspection in any fiscal quarter; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections, and after the resolution of such Event of Default, the number of visits occurring in the current fiscal quarter shall be deemed to be zero.

(e)           Protection of Interest in Collateral.  With respect to the Collateral, the Borrower will (i) to the extent such Collateral is acquired by the Borrower after the Amendment and Restatement Effective Date, acquire such Collateral directly from a third party, (ii) (at the Collateral Administrator’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (A) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Collateral Administrator’s expense), effective financing statements against the Obligor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)            Deposit of Collections.

(i)            The Borrower shall, or cause the Collateral Administrator to, instruct each Obligor to deliver all Collections in respect of the Collateral attributable to (A) Interest Collections paid by such Obligor to the Interest Collections Account and (B) Principal Collections paid by such Obligor to the Principal Collections Account.

(ii)           The Borrower shall promptly (but in no event later than three (3) Business Days after receipt) deposit all Collections received by such party in respect of the Collateral into the appropriate Collection Account as set forth in clause (i) above.

(g)           Special Purpose Entity Requirements.  The Borrower shall be in compliance with the special purpose requirements set forth in Section 4.1(u).

(h)           Credit and Collection Policy.  The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy.  The Borrower will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(i)            Events of Default.  Promptly following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice.  In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j)            Obligations and Taxes.

(i)            Each of the Borrower, New Mountain Finance Advisors BDC and the Taxable Entities shall pay its respective material Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes and withholding Tax obligations before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and enforce all material indemnities and rights against Obligors and investors in New Mountain Finance Advisors BDC and the Taxable Entities with respect to any material Tax or withholding Tax; provided, that such payment and discharge shall not be required with respect to any such Taxes or other obligations so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and each of the Borrower, New Mountain Finance Advisors BDC and the Taxable Entities shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Taxes and enforcement of a Lien.

(ii)           (A) the BDC and AIV Holding will be United States persons within the meaning of Section 7701(a)(30) of the Code and will be treated as corporations for U.S. federal income tax purposes, (B) New Mountain Finance Advisors BDC will be a United States person within the meaning of Section 7701(a)(30) of the Code and will be treated for U.S. federal income tax purposes as a disregarded entity wholly owned by a United States person within the meaning of Section 7701(a)(30) of the Code and (C) the Borrower will be a United States person within the meaning of Section 7701(a)(30) of the Code, will be treated as a partnership for U.S. federal income tax purposes, and will be owned by the Taxable Entities and other entities that are United States persons within the meaning of Section 7701(a)(30) of the Code.

(iii)          Each of the Borrower, the AIV, New Mountain Finance Advisors BDC and each Taxable Entity will file or cause to be filed all material tax and information returns that are required to be filed by it.

(k)           Use of Proceeds.  The Borrower will use the proceeds of the Advances only to acquire Loans, to make distributions to its member in accordance with the terms hereof or to pay related expenses (including expenses payable hereunder).

(l)            Obligor Notification Forms.  The Administrative Agent may, in its discretion after the occurrence of a Collateral Administrator Termination Event or an Event of Default (other than an Event of Default described in Section 9.1(n)), send notification forms giving the Obligors notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent; provided that, in the case of an occurrence of any such Event of Default (other than an Event of Default described in Section 9.1(e)), the Administrative Agent may not send any notification forms to any Obligor until the earlier of (i) the next payment date of the applicable Eligible Loan related to such Obligor or (ii) thirty (30) days from the occurrence of such Event of Default.

(m)          Adverse Claims.  The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement.

(n)           Notices.  The Borrower will furnish to the Administrative Agent:

(i)            Income Tax Liability.  Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower, the Collateral Administrator, New Mountain Finance Advisors BDC, any Taxable Entity or any equity owner of the Collateral Administrator which equal or exceed $1,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)           Auditors’ Management Letters.  Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii)          Representations and Warranties.  Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;

(iv)          ERISA.  Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v)           Proceedings.  As soon as possible and in any event within three (3) Business Days after an executive officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Collateral Administrator or any of their respective Affiliates; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Collateral Administrator or any of their respective Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(n);

(vi)          Notice of Certain Events.  Promptly upon becoming aware thereof, notice of (1) any Collateral Administrator Termination Event, (2) any Value Adjustment Event, (3) any Change of Control, (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan”, (6) of the occurrence of any default by an Obligor on any Loan, (7) any amendment to the Fund Limited Partnership Agreement and (8) the date on which the IPO Date will occur;

(vii)         Corporate Changes.  As soon as possible and in any event within fifteen (15) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure or location of records of the Borrower or the Collateral Administrator; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(viii)        Accounting Changes.  As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any change in the accounting policies of the Borrower.

(o)           Assets Under Management.  Prior to the IPO Date, the Borrower will cause the General Partner to submit to the Administrative Agent and each Lender, within the time periods specified in Section 5.1(r) below, a certification by the General Partner of the aggregate assets and commitments of the New Mountain Funds as of the end of such fiscal quarter.

(p)           Available Capital.  Prior to the IPO Date the Borrower will cause the General Partner to submit to the Administrative Agent and each Lender, within the time periods specified in Section 5.1(r) below, a certification by the General Partner (i) of the amount of Available Capital as of the end of such fiscal quarter and (ii) that the terms and conditions specified in the definition of Available Capital are satisfied as of the date of the certification.

(q)           Payment Date Reporting.  The Borrower shall deliver (or shall cause to be delivered) a Borrowing Base Certificate, determined as of the day that is two (2) Business Days prior to each Payment Date, and delivered to the Administrative Agent and Collateral Custodian not later than the Business Day preceding the related Payment Date.  Each such Borrowing Base Certificate shall contain instructions to the Collateral Custodian to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8, as applicable.

(r)            Fund Financial Statements.  Prior to the IPO Date, the Borrower will cause the Fund to submit to the Administrative Agent and each Lender promptly (but in any event within three (3) Business Days of the distribution by the Fund to its investors of the same), (A) after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (B)), commencing March 31, 2011, consolidated unaudited financial statements of the Fund for the most recent fiscal quarter, and (B) after the end of each fiscal year, commencing with the fiscal year ended December 31, 2010, consolidated audited financial statements of the Fund, audited by a firm of nationally recognized independent public accountants.

(s)           BDC Financial Statements.  The Borrower will cause the BDC to submit to the Administrative Agent and each Lender, (A) within sixty (60) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (B)), commencing with the first fiscal quarter after the Amendment and Restatement Effective Date, consolidated unaudited financial statements of the BDC for the most recent fiscal quarter, and (B) within ninety (90) days after the end of each fiscal year, commencing with the first fiscal year ended after the Amendment and Restatement Effective Date, consolidated audited financial statements of the BDC, audited by a firm of nationally recognized independent public accountants.

(t)            Borrower Financial Statements.  Unless the Borrower is consolidated with the BDC for financial reporting purposes, the Borrower will submit to the Administrative Agent and each Lender, (A) within sixty (60) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (B)), consolidated unaudited financial statements of the Borrower for the most recent fiscal quarter, (B) within ninety (90) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2010, consolidated audited financial statements of the Borrower, audited by a firm of nationally recognized independent public accountants.

(u)           BDC Assets.  The Borrower will cause the BDC to submit to the Administrative Agent and each Lender, on each BDC Reporting Date, a certification by a Responsible Officer of the BDC of the aggregate assets and commitments of the BDC and its consolidated Subsidiaries (determined in accordance with GAAP and Applicable Law) as of the end of the previous fiscal quarter.  A “Curable BDC Asset Coverage Event” shall be deemed to occur if (i) the Asset Coverage Ratio of the BDC and its consolidated Subsidiaries on any BDC Reporting Date is less than 2:1, and (ii) no Permanent BDC Asset Coverage Event is continuing.  A Curable BDC Asset Coverage Event shall be deemed to be continuing until the earlier of (x) the occurrence of a Permanent BDC Asset Coverage Event, and (y) any BDC Reporting Date on which the Asset Coverage Ratio of the BDC and its consolidated Subsidiaries on a BDC Reporting Date is equal to or greater than 2:1.

A “Permanent BDC Asset Coverage Event” shall be deemed to occur and be continuing if the Asset Coverage Ratio of the BDC and its consolidated Subsidiaries (determined in accordance with GAAP and Applicable Law) on three (3) consecutive BDC Reporting Dates is less than 2:1.  Notwithstanding the foregoing, if (1) a Permanent BDC Asset Coverage Event occurs, and (2) the Asset Coverage Ratio of the BDC and its consolidated Subsidiaries on two (2) consecutive BDC Reporting Dates following such occurrence is equal to or greater than 2.25:1, then (A) such Permanent BDC Asset Coverage Event shall be deemed to be cured and no longer continuing for all purposes of this Agreement, and (B) the corresponding Event of Default under Section 9.1(n) shall be deemed to be waived by the Administrative Agent and the Required Lenders for all purposes of this Agreement, in each case as of the second (2nd) of such BDC Reporting Dates.

(v)           BDC Date Reporting.  The Borrower shall deliver (or shall cause to be delivered) a Quarterly Investment Report to the Administrative Agent on each BDC Reporting Date.

(w)          Further Assurances.  The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby.  Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(w). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(x)            Proposed Cure Notice.  The Borrower shall deliver notice to the Administrative Agent that:

(i)            the Adjusted Net Senior Leverage Ratio of an Obligor for any Relevant Test Date with respect to a First Lien Loan is greater than 2.50 to 1.00 promptly upon becoming aware thereof.  Following the delivery of such notice, the Borrower may deliver, or may cause the Collateral Administrator to deliver, a Proposed Cure Notice to the Administrative Agent within three (3) Business Days of the occurrence of such awareness indicating the Borrower’s intent to (i) take the actions specified in such Proposed Cure Notice, and (ii) reduce such Adjusted Net Senior Leverage Ratio within fifteen (15) Business Days following the delivery of such Proposed Cure Notice by prepaying the Advance made in respect of the related First Lien Loan to the extent necessary to reduce such Adjusted Net Senior Leverage Ratio (with such ratio being determined as if such prepayment had occurred on such date of determination) to no greater than 2.00 to 1 (each, a “First Lien Prepayment Cure Event”); and

(ii)           the Adjusted Net Non-First Lien Leverage Ratio of an Obligor for any Relevant Test Date with respect to a Non-First Lien Loan is greater than the threshold determined by the Administrative Agent in its sole discretion for such Obligor at the time of the approval of such Non-First Lien Loan promptly upon becoming aware thereof.  Following the delivery of such notice, the Borrower may deliver, or may cause the Collateral Administrator to deliver, a Proposed Cure Notice to the Administrative Agent within three (3) Business Days of the occurrence of such awareness indicating the Borrower’s intent to (i) take the actions specified in such Proposed Cure Notice, and (ii) reduce such Adjusted Net Non-First Lien Leverage Ratio within fifteen (15) Business Days following the delivery of such Proposed Cure Notice by prepaying the Advance made in respect of the related Non-First Lien Loan to the extent necessary to reduce such Adjusted Net Non-First Lien Leverage Ratio (with such ratio being determined as if such prepayment had occurred on such date of determination) to no greater than 0.75x (or such lesser number that is acceptable to the Administrative Agent) less than the threshold determined by the Administrative Agent at the time of the approval of such Non-First Lien Loan (each, a “Non-First Lien Prepayment Cure Event”).

(y)           BDC Status.  Each of the Borrower and the BDC will be regulated as a business development company under the 1940 Act

(z)            Other.  The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Administrator or the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the other Secured Parties under or as contemplated by this Agreement.

Section 5.2.           Negative Covenants of the Borrower.

During the Covenant Compliance Period, except for the Reorganization Transactions:

(a)           Other Business.  The Borrower will not (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership, management, sale and disposition of the Collateral, (C) the sale of Loans as permitted hereunder, (D) activities incidental to the ownership of an SPV, (E) in connection with an Offering, (F) as required in connection with compliance with federal securities laws or (G) offering or providing managerial assistance to any portfolio company of the BDC or the Borrower (ii) incur any Indebtedness other than pursuant to this Agreement or any other Transaction Document or (iii)

form any Subsidiary (other than an SPV), in each case without the prior written consent of the Administrative Agent in its sole discretion.

(b)           Collateral Not to be Evidenced by Instruments.  The Borrower will take no action to cause any Loan that is not, as of the Amendment and Restatement Effective Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Administrative Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c)           Security Interests.  Except as otherwise permitted herein and in respect of any Discretionary Sale, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein.  The Borrower will promptly notify the Administrative Agent of the existence of any Lien (other than Permitted Liens) on any Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d)           Mergers, Acquisitions, Sales, etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or all or substantially all of the equity interests any other Person, or sell, transfer, convey or lease all or substantially all of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than SPVs or as otherwise permitted pursuant to this Agreement).

(e)           Restricted Payments.  The Borrower shall not make any Restricted Payments unless any of the following conditions are satisfied (a) clauses (ii) and (iii) of the definition of “Distribution Conditions” are satisfied, or (b) such Restricted Payment is being made from the Borrower Collection Account (subject to the restrictions contained in the Transaction Documents), or (c) such Restricted Payment is being made using an amount distributed to the Borrower pursuant to Section 2.7(b)(7).

(f)            Change of Location of Underlying Instruments.  The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Collateral Custodian moving any Certificated Securities or Instruments from the Collateral Custodian’s Corporate Trust Office on the Amendment and Restatement Effective Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Secured Parties’ first priority perfected security interest (subject to Permitted Liens) continues in effect.

(g)           [Intentionally Omitted.]

(h)           ERISA Matters.  Except as would not reasonably be expected to constitute a Material Adverse Effect, the Borrower will not (i) engage or knowingly permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any failure to satisfy minimum funding standards, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (iii) fail to make or knowingly permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan so as to result in any liability, or (v) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan.

(i)            Operating Agreement.  Other than amendments and modifications required in connection with an Permitted Exchange Transaction, the Borrower will not amend, modify, waive or terminate any provision of the Borrower LLC Agreement without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).

(j)            Changes in Payment Instructions to Obligors.  The Borrower will not make any change, or permit the Collateral Administrator to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(k)           Extension or Amendment of Collateral.  The Borrower will not, except as otherwise permitted in Section 6.4(a) extend, amend or otherwise modify the terms of any Loan.

(l)            Fiscal Year.  The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including a pro forma financial statements demonstrating the impact of such change.

(m)          Change of Control.  The Borrower shall not enter into any transaction or agreement which results in a Change of Control.

(n)           Members of the Borrower.  The Borrower shall not permit any Person which is not a United States person within the meaning Section 7701(a)(30) of the Code to own any membership interests in the Borrower.

(o)           Ownership.  The Borrower shall not have more than three (3) owners of its membership interests during the term of this Agreement.

(p)           Tax Status.  The Borrower shall not file any election or take any position to be treated as other than a “disregarded entity” or a partnership for U.S. tax purposes.

(q)           Limited Partnership Agreements.  Prior to the IPO Date, the Borrower shall provide notice to the Administrative Agent of any amendment to any Limited Partnership Agreement promptly following the effectiveness of such amendment.

Section 5.3.           Affirmative Covenants of the Collateral Administrator.

The Collateral Administrator covenants and agrees with the Lenders that so long as this Agreement shall remain in effect and until the principal of and interest on Advances and all other Fees, expenses or amounts payable under any Transaction Document shall have been paid in full:

(a)           Compliance with Law.  The Collateral Administrator will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(b)           Preservation of Company Existence.  The Collateral Administrator will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)           Performance and Compliance with Collateral.  The Collateral Administrator will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d)           Keeping of Records and Books of Account.

(i)            The Collateral Administrator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii)           The Collateral Administrator shall permit the Administrative Agent or its designated representatives to visit the offices of the Collateral Administrator during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Collateral Administrator having knowledge of such matters.

(iii)          The Collateral Administrator will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the transfer of the Collateral from the Borrower to the Administrative Agent as agent for the Secured Parties hereunder.

(e)           Preservation of Security Interest.  The Collateral Administrator (at its own expense) will authorize the Administrative Agent to file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Administrative Agent, as agent for the Secured Parties in, to and under the Loans and proceeds thereof and that portion of the Collateral in which a security interest may be perfected by filing.

(f)            Credit and Collection Policy.  The Collateral Administrator will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy.  The Collateral Administrator will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.  Compliance by the Collateral Administrator with this covenant shall be deemed to constitute compliance by the Borrower with its corresponding obligations under Sections 5.1(h).

(g)           Events of Default.  Promptly following the Collateral Administrator’s knowledge or notice of the occurrence of any Event of Default or Default, the Collateral Administrator will provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Collateral Administrator has knowledge or has received notice.  In addition, such notice will include a written statement of a Responsible Officer of the Collateral Administrator setting forth the details of such event and the action that the Collateral Administrator proposes to take with respect thereto.

(h)           Taxes.

(i)            Each of the Collateral Administrator and its equity owners shall pay its material Indebtedness and other obligations promptly and in accordance with their terms and timely pay and discharge promptly when due all material Taxes and withholding Tax obligations before the same shall become delinquent or in default, as well as all material lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and enforce all material indemnities and rights against Obligors and its direct and indirect equity owners with respect to any material Tax or withholding Tax; provided, that such payment and discharge shall not be required with respect to any such Taxes or other obligations so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Collateral Administrator or the applicable equity owner shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Taxes and enforcement of a Lien.  Each of the Collateral Administrator and its equity owners shall file or cause to be filed all material Tax and information returns required to be filed by it.

(ii)           The Collateral Administrator will be United States person within the meaning of Section 7701(a)(30) of the Code and will be owned by entities that are United States persons within the meaning of Section 7701(a)(30) of the Code.

(i)            Other.  The Collateral Administrator will promptly furnish to the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Administrator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or Secured Parties under or as contemplated by this Agreement.

(j)            Proceedings.  The Collateral Administrator will furnish to the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the Collateral Administrator receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Collateral Administrator or any of their Affiliates; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Collateral Administrator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.3(j).

(k)           Deposit of Collections.  The Collateral Administrator shall promptly (but in no event later than two (2) Business Days after receipt) deposit into the applicable Collection Account any and all Collections received by the Borrower or the Collateral Administrator.

(l)            Required Notices.  The Collateral Administrator will furnish to the Administrative Agent, promptly upon becoming aware thereof, notice of (1) any Collateral Administrator Termination Event, (2) any Value Adjustment Event, (3) any Change of Control, (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan” or (6) the occurrence of any default by an Obligor on any Loan.

(m)          Accounting Changes.  As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Administrator will provide to the Administrative Agent notice of any change in the accounting policies of the Collateral Administrator.

Section 5.4.           Negative Covenants of the Collateral Administrator.

During the Covenant Compliance Period, except for the Reorganization Transactions:

(a)           Mergers, Acquisition, Sales, etc.  The Collateral Administrator will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or all or substantially all of the equity interests any other Person, or sell, transfer, convey or lease all or substantially all of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than SPVs or as otherwise permitted pursuant to this Agreement).

(b)           Change of Location of Underlying Instruments.  The Collateral Administrator shall not, without the prior consent of the Administrative Agent, consent to the Collateral Custodian moving any Certificated Securities or Instruments from the Collateral

Custodian’s Corporate Trust Office on the Amendment and Restatement Effective Date, unless the Collateral Administrator has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties in the Collateral.

(c)                                  Change in Payment Instructions to Obligors.  The Collateral Administrator will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(d)                                 Extension or Amendment of Collateral.  The Collateral Administrator will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan.

(e)                                  [Intentionally Omitted.]

(f)                                    [Intentionally Omitted.]

(g)                                 [Intentionally Omitted.]

(h)                                 Restrictions With Respect to Indebtedness.  The Collateral Administrator shall not incur or suffer to exist any Indebtedness (other than pursuant to this Agreement) without (i) providing prior written notice to the Administrative Agent of its intention to enter into a Permitted Financing Arrangement pursuant to which it will incur Indebtedness, (ii) requiring each lender under any such Permitted Financing Arrangement to expressly acknowledge that it has (A) no recourse to (x) the Collateral and (y) the membership interests (in whole or in part) of the Borrower and (B) that any amounts owed to such lender under the related agreement pursuant to which any such Indebtedness is incurred are expressly subordinate to the Collateral and any proceeds of the Collateral, (iii) include both a non-petition provision and a third party beneficiary provision with respect to the Secured Parties, in form and substance acceptable to Administrative Agent and (iv) providing evidence to the Administrative Agent of its compliance with the requirements set forth in clauses (ii) and (iii).

Section 5.5.                                Affirmative Covenants of the Collateral Custodian.

During the Covenant Compliance Period:

(a)                                  Compliance with Law.  The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)                                 Preservation of Existence.  The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  Location of Underlying Instruments.  Subject to the Custodial Agreement, the Underlying Instruments shall remain at all times in the possession of the Collateral Custodian at the Corporate Trust Office unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Collateral Administrator on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to the Custodial Agreement.

Section 5.6.                                Negative Covenants of the Collateral Custodian.

During the Covenant Compliance Period:

(a)                                  Underlying Instruments.  The Collateral Custodian will not dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement or the Custodial Agreement and will not dispose of any Collateral except as contemplated by this Agreement or the Custodial Agreement.

(b)                                 No Changes to Collateral Custodian Fee.  The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI.

COLLATERAL ADMINISTRATION

Section 6.1.                                Designation of the Collateral Administrator.

Subject to Section 6.11, the servicing, administering and collection of the Collateral shall be conducted by the Collateral Administrator.

Section 6.2.                                Duties of the Collateral Administrator.

(a)                                  Appointment.  The Borrower hereby appoints the Collateral Administrator as its agent to service the Collateral and enforce its rights and remedies in, to and under such Collateral.  The Collateral Administrator hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.  The Collateral Administrator and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Administrator hereunder.

(b)                                 Duties.  The Collateral Administrator shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law and the Credit and Collection Policy.  Without limiting the foregoing, the duties of the Collateral Administrator shall include the following:

(i)                                     preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(ii)                                  maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iii)                               maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)                              promptly delivering to the Administrative Agent or the Collateral Custodian, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Custodian may from time to time reasonably request;

(v)                                 identifying each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower is transferring an ownership interest therein to the Secured Parties pursuant to this Agreement;

(vi)                              notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii)                           providing the prompt written notice to the Administrative Agent, prior to the effective date thereof, of any proposed changes in the Credit and Collection Policy;

(viii)                        using its reasonable best efforts to maintain the first priority, perfected security interest (subject to Permitted Liens) of the Administrative Agent, as agent for the Secured Parties, in the Collateral;

(ix)                                maintaining the Loan File(s) with respect to Loans included as part of the Collateral; provided that upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 9.1(n)) or a Collateral Administrator Termination Event, the Administrative Agent may request the Loan File(s) to be sent to the Administrative Agent or its designee;

(x)                                   with respect to each Loan included as part of the Collateral, making the Loan File available for inspection by the Administrative Agent, upon reasonable advance notice, at the offices of the Collateral Administrator during normal business hours; and

(xi)                                directing the Collateral Custodian to make payments pursuant to the instructions set forth in the latest Borrowing Base Certificate in accordance with Section 2.7 and Section 2.8 and preparing such other reports as required pursuant to Section 6.8.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Collateral Administrator acts as lead agent with respect to any Loan, the Collateral Administrator shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(c)                                  Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a Collateral Administrator Termination Notice), shall not release the Collateral Administrator or the Borrower from any of their duties or responsibilities with respect to the Collateral.  The Secured Parties, the Administrative Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Collateral, other than to use reasonable care in the custody and preservation of collateral in such party’s possession, nor shall any of them be obligated to perform any of the obligations of the Collateral Administrator hereunder.

(d)                                 Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.                                Authorization of the Collateral Administrator.

(a)                                  Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Collateral Administrator to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Administrator and not inconsistent with the sale of the Collateral to the Borrower, the transfer by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof.  The Borrower and the Administrative Agent, on behalf of the Secured Parties shall furnish the Collateral Administrator with any powers of attorney and other documents necessary or appropriate to enable the Collateral Administrator to carry out its management and administrative duties hereunder, and shall cooperate with the Collateral Administrator to the fullest extent in order to ensure the collectability of the Collateral.  In no event shall the Collateral Administrator be entitled to make any Secured Party or the Collateral Custodian a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)                                 After the declaration of the Termination Date, at the direction of the Administrative Agent, the Collateral Administrator shall take such action as the Administrative

Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, in accordance with Section 5.1(l), notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any collection agent, sub-agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4.                                Collection of Payments; Accounts.

(a)                                  Collection Efforts, Modification of Collateral.  The Collateral Administrator will use commercially reasonable best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy.  Except as permitted by Section 5.1(h), the Collateral Administrator may not waive, modify or otherwise vary any provision of an item of Collateral in any manner contrary in any material respect to the Credit and Collection Policy.

(b)                                 Taxes and other Amounts.  The Collateral Administrator will use its reasonable best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts in accordance with Section 2.7 and Section 2.8 to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c)                                  Payments to Collection Account.  On or before the applicable Funding Date, the Collateral Administrator shall have instructed all Obligors to make all payments owing to the Borrower in respect of the Collateral directly to the applicable Collection Account; provided that the Collateral Administrator is not required to so instruct any Obligor which is solely a guarantor unless and until the Collateral Administrator calls on the related guaranty.

(d)                                 Accounts.  Each of the parties hereto hereby agrees that each Account shall be deemed to be a Securities Account.  Each of the parties hereto hereby agrees to cause the Collateral Custodian or any other Securities Intermediary that holds any Cash or other Financial Asset for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) shall, in each case, be the State of New York.  In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Custodian or other Securities Intermediary that holds such Financial Asset in such Account.

(e)                                  Underlying Instruments.  Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Custodian nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Administrative Agent, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents).  The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan transferred to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(f)                                    Adjustments.  If (i) the Collateral Administrator makes a deposit into the Collection Account on behalf of the Borrower in respect of a Collection of a Loan and such Collection was received by the Collateral Administrator in the form of a check that is not honored for any reason or (ii) the Collateral Administrator makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Administrator shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5.                                Realization Upon Loans subject to a Value Adjustment Event.

The Collateral Administrator will use reasonable efforts consistent with the Underlying Instruments to exercise available remedies relating to a Loan that has become subject to one or more Value Adjustment Events in order to maximize recoveries thereunder.  The Collateral Administrator will comply in all material respects with the Credit and Collection Policy and Applicable Law in exercising such remedies, including but not limited to acceleration and foreclosure, and employ practices and procedures including reasonable efforts to enforce all obligations of Obligors by foreclosing upon and causing the sale of such Underlying Assets at public or private sale.  Without limiting the generality of the foregoing, the Collateral Administrator may, with the prior written consent of the Administrative Agent, cause the sale of any such Underlying Assets to the Collateral Administrator or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Administrator delivered to the Administrative Agent setting forth the Loan, the Underlying Assets, the sale price of the Underlying Assets and certifying that such sale price is the fair market value of such Underlying Assets.

Section 6.6.                                [Intentionally Omitted.]

Section 6.7.                                Payment of Certain Expenses by Collateral Administrator.

The Collateral Administrator will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Administrator, expenses incurred by the Collateral Administrator in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower.  The Collateral Administrator will be required to pay (or cause the Borrower to pay) all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts.  The Collateral Administrator shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Collateral Administration Fee.

Section 6.8.                                Reports.

(a)                                  Borrower’s Notice.  On each Funding Date and on each reinvestment of Principal Collections pursuant to Section 2.7(b) or Section 2.7(c), the Borrower (and the Collateral Administrator on its behalf) will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Custodian).

(b)                                 Tax Returns.  Upon demand by the Administrative Agent, the Collateral Administrator shall deliver copies of all federal, state and local income tax returns and reports filed by the Borrower and the Collateral Administrator, or in which the Borrower or the Collateral Administrator was included on a consolidated or combined basis (excluding sales, use and like Taxes).

(c)                                  Obligor Financial Statements; Other Reports.  The Collateral Administrator will deliver to the Administrative Agent, to the extent received by the Borrower or the Collateral Administrator pursuant to the Underlying Instruments, the complete financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower or the Collateral Administrator for the periods required by the Underlying Instruments, which delivery shall be made within five (5) Business Days after receipt by the Borrower or the Collateral Administrator as specified in the Underlying Instruments.  Upon demand by the Administrative Agent, the Collateral Administrator will provide such other information available to it as the Administrative Agent may reasonably request with respect to any Obligor.

(d)                                 Amendments to Loans.  The Collateral Administrator will post on a password protected website maintained by the Borrower to which the Administrative Agent will have access a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Administrator and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.9.                                Annual Statement as to Compliance.

The Collateral Administrator will provide to the Administrative Agent, within 90 days following the end of each fiscal year of the Collateral Administrator, a fiscal report signed by a Responsible Officer of the Collateral Administrator certifying that (a) a review of the activities of the Collateral Administrator, and the Collateral Administrator’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Administrator has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Administrator Termination Event has occurred and is continuing or, if any such Collateral Administrator Termination Event has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Collateral Administrator Termination Event.

Section 6.10.                         The Collateral Administrator Not to Resign.

The Collateral Administrator shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Administrator’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Administrator could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Collateral Administrator shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.

Section 6.11.                         Collateral Administrator Termination Events.

Upon the occurrence of a Collateral Administrator Termination Event, notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Collateral Administrator and a copy to the Collateral Custodian (such notice, a “Collateral Administrator Termination Notice”), may, in its sole discretion, terminate all of the rights and obligations of the Collateral Administrator as Collateral Administrator under this Agreement.  Following any such termination, the Administrative Agent may, in its sole discretion, assume or delegate the servicing, administering and collection of the Collateral; provided that, until any such assumption or delegation, the Collateral Administrator shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent (A) terminate some or all of its activities as Collateral Administrator hereunder in the manner requested by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be reasonably requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

ARTICLE VII.

INTENTIONALLY OMITTED

ARTICLE VIII.

SECURITY INTEREST

Section 8.1.                                Grant of Security Interest.

(a)                                  This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law.  For such purpose, the Borrower hereby transfers, conveys, assigns and grants to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations.  Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Applicable Law not in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law.  The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.  Each of the Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct.  If the Borrower fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement.  The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum 2.0% above the rate per annum applicable to Advances, shall be payable by the Borrower to the Administrative Agent on demand and shall constitute Obligations secured hereby.

(b)                                 The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto.  Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (iii) none of the Administrative Agent or any other Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)                                  Notwithstanding anything to the contrary, the Lender, the Borrower, the Collateral Administrator, the Administrative Agent, the Collateral Custodian and each Lender hereby agree to treat, and to cause each of their respective Affiliates to treat, each Variable Funding Note as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports, or cause its Affiliates to file such tax returns or reports, in a manner consistent with such treatment.

Section 8.2.                                Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan has been the subject of a Discretionary Sale pursuant to Section 2.15 or (iii) this Agreement terminates in accordance with Section 12.6, the Administrative Agent, as agent for the Secured Parties will, to the extent requested by the Collateral Administrator, release its interest in such Collateral.  In connection with any sale of such Collateral, the Administrative Agent, as agent for the Secured Parties, will after the deposit by the Collateral Administrator of the Proceeds of such sale into the Collection Account, at the sole expense of the Collateral Administrator, execute and deliver to the Collateral Administrator any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Administrator may reasonably request in order to effect the release and transfer of such Collateral; provided that, the Administrative Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.  Nothing in this section shall diminish the Collateral Administrator’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

Section 8.3.                                Further Assurances.

The provisions of Section 12.12 shall apply to the security interest granted under Section 8.1 as well as to the Advances hereunder.

Section 8.4.                                Remedies.

Subject to the provisions of Section 9.2, upon the occurrence of an Event of Default (other than an Event of Default described in Section 9.1(n)), the Administrative Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances transfer all or any part of the Collateral into the Administrative Agent’s name or the name of its nominee or nominees, and/or forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law.  The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released.  The Borrower further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select (on its behalf and on behalf of the Secured Parties), whether at the Borrower’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties arising out of the exercise by the Administrative Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to the Borrower.  To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by the Administrative Agent or any other Secured Party of any of its rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.  The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

Section 8.5.                                Waiver of Certain Laws.

Each of the Borrower and the Collateral Administrator agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the

Collateral Administrator, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 8.6.                                Power of Attorney.

Each of the Borrower and the Collateral Administrator hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of an Event of Default (other than an Event of Default described in Section 9.1(n)), including without limitation the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Administrator hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document.  Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE IX.

EVENTS OF DEFAULT

Section 9.1.                                Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a)                                  the Borrower fails to make any payment when due under this Agreement; provided that, the Borrower shall have three (3) days to provide such payment if such failure is solely due to an administrative error on the part of the Collateral Custodian; or

(b)                                 the Borrower or the Collateral Administrator defaults in making any payment required to be made under an agreement for borrowed money (other than this Agreement) to which it is a party individually or in an aggregate principal amount in excess of $5,000,000 and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(c)                                  any failure on the part of the Borrower, the Collateral Administrator or Taxable Entity duly to observe or perform in any material respect any other covenants or agreements of the Borrower, the Collateral Administrator or such Taxable Entity (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Person is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(d)                                 the occurrence of an Insolvency Event relating to the Borrower; or

(e)                                  the occurrence of a Collateral Administrator Termination Event; or

(f)                                    the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000, against the Borrower, and the Borrower shall not have, within ninety (90) days, either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(g)                                 the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent (such consent to be provided) in the sole and absolute discretion of the Administrative Agent;

(h)                                 the Borrower or the Collateral Administrator fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Loans, and such failure is not cured with three (3) Business Days; or

(i)                                     the Borrower shall fail to satisfy the criteria set forth in Section 4.1(u); or

(j)                                     any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Administrator, as applicable,

(k)                                  the Borrower the Collateral Administrator or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(l)                                     any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(m)                               the Advances Outstanding on any day exceed the Maximum Availability and the same continues unremedied (i) on the day immediately following the expiration of the applicable cure period specified in the definition of Value Adjustment Event (if such excess is caused solely as a result of the failure of the Borrower to comply with the terms of a Proposed Cure Notice on or prior to the expiration of such cure period), or (ii) for five (5) Business Days (if such excess is not caused by the event described in sub-clause (i) of this clause (m); or

(n)                                 the occurrence of a Permanent BDC Asset Coverage Event; or

(o)                                 the Internal Revenue Service or any other Governmental Authority shall (i) assess, claim or take the position that the Borrower or the Collateral Administrator is liable for any Tax or withholding Tax (other than a withholding tax under Section 1441 of the Code) or (ii) file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Collateral Administrator or, prior to the IPO Date, the AIV, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any material assets of the Borrower, the Collateral Administrator or, prior to the IPO Date, the AIV, and such lien shall not have been released within five (5) Business Days; or

(p)                                 any Change of Control shall occur without the Administrative Agent’s prior written consent; or

(q)                                 any representation, warranty or certification made by the Borrower, any Taxable Entity or the Collateral Administrator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made, which has an adverse effect on the Administrative Agent or any Lender; or

(r)                                    (A) any material provision of the Indemnity Agreement shall at any time for any reason cease to be valid and binding or in full force and effect; or (B) the AIV or the Borrower shall deny that it has any or further liability or obligation under any material provision of the Indemnity Agreement; or (C)  the validity or enforceability of any material provision of the Indemnity Agreement shall be contested by either the Borrower or the AIV; or

(s)                                  the Excess Future Funding Obligation Amount exceeds the Excess Future Funding Coverage Amount for more than three (3) consecutive Business Days.

Section 9.2.                                Remedies.

(a)                                  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 9.1(n)) the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders, by notice to the Borrower, declare (i) the Termination Date to have occurred and the VFNs to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Revolving Period End Date to have occurred; provided that in the case of any event involving the Borrower described in Section 9.1(d), the VFNs shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.  For the avoidance of doubt, during the continuation of an Event of Default described in Section 9.1(n) there will be no limitation on the rights or remedies of the Administrative Agent or the Secured Parties under this Agreement, other than the inability of the Administrative Agent to (A) declare the Termination Date as set forth in clause (i) of this Section 9.2(a) and (B) foreclose on or liquidate the Collateral or any portion thereof.

(b)                                 Upon the declaration or occurrence of the Revolving Period End Date or a Termination Date, the Amortization Period shall commence.

(c)                                  On and after the declaration or occurrence of the Termination Date, the Administrative Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. In addition, the Borrower and the Collateral Administrator hereby agree that they will, at the Collateral Administrator’s expense and at the direction of the Administrative Agent, forthwith, (i) assemble all or any part of the Loans as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Loans or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Administrative Agent may deem commercially reasonable.  The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable notification.  All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8.  For the avoidance of doubt, the occurrence of a Termination Date as defined in clauses (a) through (d), inclusive, of the definition of “Termination Date” shall constitute a Termination Date for the purposes of this Section 9.2

ARTICLE X.

INDEMNIFICATION

Section 10.1.                         Indemnities by the Borrower.

(a)                                  Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Collateral Custodian, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party or in respect of Taxes (other than those described in clause (xiii) of this Section 10.1(a)).  If the Borrower has made any indemnity payment pursuant to this Section 10.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party) relating to or resulting from:

(i)                                     any representation or warranty made or deemed made by the Borrower, the Collateral Administrator or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii)                                  the failure of any Loan acquired on the Closing Date to be an Eligible Loan as of the Closing Date and the failure of any Loan acquired after the Closing Date to be an Eligible Loan on the related Funding Date;

(iii)                               the failure by the Borrower or the Collateral Administrator to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv)                              the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, an undivided interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v)                                 the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Maximum Availability on such Business Day;

(vi)                              the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance at any subsequent time, if such failure or delay (i) was caused by the Borrower or the Collateral Administrator, (ii) could have been cured by either the Collateral Administrator or the Borrower and such cure was not effected in a timely manner or (iii) resulted from a failure or delay by either the Borrower or the Collateral Administrator to confirm satisfactory completion in a timely manner of any and all actions they requested in order to maintain compliance with the UCC or such other Applicable Law;

(vii)                           any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii)                        any failure of the Borrower or the Collateral Administrator to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(ix)                                the failure of the Collateral Custodian to remit any amounts held in the Collection Account pursuant to the instructions of the Collateral Administrator or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(x)                                   any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(xi)                                any action taken by the Borrower or the Collateral Administrator in the enforcement or collection of any Collateral;

(xii)                             any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Assets or services that are the subject of any Collateral;

(xiii)                          the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv)                         any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(xv)                            except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi)                         any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii)                      any failure by the Borrower to give reasonably equivalent value to the applicable third party transferor, in consideration for the transfer by such third party to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii)                   the use of the proceeds of any Advance in a manner other than as provided in this Agreement;

(xix)                           the failure of the Borrower or any of its respective agents or representatives to remit to the Collateral Administrator or the Administrative Agent, Collections on the Collateral remitted to the Borrower, the Collateral Administrator or any such agent or representative as provided in this Agreement; or

(xx)                              the failure of the Collateral Administrator to satisfy its obligations under Section 10.2.

(b)                                 Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s demand therefor, which demand shall be made at least two (2) Business Days prior to such Payment Date and shall be accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c)                                  If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower or the Collateral Administrator, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Collateral Administrator, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that neither the Borrower nor the Collateral Administrator shall be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d)                                 The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

Section 10.2.                         Indemnities by the Collateral Administrator.

(a)                                  Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Administrator hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Collateral Administrator, including, but not limited to (i) any representation or warranty made by the Collateral Administrator under or in connection with any Transaction Document or any other information or report delivered by or on behalf of the Collateral Administrator pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Collateral Administrator to comply with any Applicable Law, (iii) the failure of the Collateral Administrator to comply with its duties or obligations in accordance with this Agreement or (iv) any litigation, proceedings or investigation against the Collateral Administrator in connection with any Transaction Document or its role as Collateral Administrator hereunder.  The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b)                                 Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Collateral Administrator to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c)                                  The Collateral Administrator shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d)                                 The obligations of the Collateral Administrator under this Section 10.2 shall survive the resignation or removal of the Administrative Agent or the Collateral Custodian and the termination of this Agreement.

(e)                                  Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

Section 10.3.                         After-Tax Basis.

Indemnification under Section 10.1 and Section 10.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity payment provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XI.

THE ADMINISTRATIVE AGENT

Section 11.1.                         Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including, without limitation, the Collateral Custodian) to act on its behalf and for the benefit of each of the Secured Parties.  Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  The Lenders may direct the Administrative Agent to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise.  In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

Section 11.2.                         Standard of Care.

The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 11.3.                         Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, the Administrative Agent:  (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Administrator or to inspect the property (including the books and records) of the Borrower or the Collateral Administrator; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.4.                         Credit Decision with Respect to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5.                         Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Administrator), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Administrator.

Section 11.6.                         Successor Administrative Agent.

The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly.  Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent with the consent of the Borrower, such consent not to be unreasonably withheld.  Each of the Borrower and each Lender agree that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent.  If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this ARTICLE XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.7.                         Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.                         Amendments and Waivers.

Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent and the Required Lenders; provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Collateral Custodian shall be effective without the written agreement of such Person, (iii) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of the Borrower or any other Lender and (iv) any deemed waiver of an Event of Default under Section 9.1(n) pursuant to Section 5.1(t) shall be effective without the written agreement of the Borrower, the Administrative Agent and the Required Lenders.

Section 12.2.                         Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 12.3.                         Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4.                         No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Collateral Custodian or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5.                         Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Administrator, the Administrative Agent, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns.  Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.6.                         Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Administrator’s representations, covenants and duties set forth in Articles IV and V, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Administrator pursuant to Articles IV and V, the provisions, including, without limitation the indemnification and payment provisions, of Article X, Section 2.13, Section 12.9, Section 12.10 and Section 12.11, shall be continuing and shall survive any termination of this Agreement.

Section 12.7.                         Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.8.                         Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.8 any special, exemplary, punitive or consequential damages.

Section 12.9.                         Costs, Expenses and Taxes.

(a)                                  In addition to the rights of indemnification granted to the Indemnified Parties under ARTICLE X hereof, the Borrower agrees to pay on the Payment Date following receipt of a request for payment of all costs and expenses that have been invoiced at least two (2) Business Days prior to such Payment Date of the Administrative Agent and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Collateral Custodian or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)                                 The Borrower and the Collateral Administrator shall pay on demand any and all present or future stamp, sales, recording, documentary, excise, property and other similar taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing, recording performance and enforcement of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c)                                  The Borrower shall pay on the Payment Date following receipt of a request therefor, all other reasonable costs, expenses and Taxes (excluding income taxes)  that have been invoiced at least two (2) Business Days prior to such Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s or the Collateral Administrator’s books and records.

Section 12.10.                  No Proceedings.  Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period.

Section 12.11.                  Recourse Against Certain Parties.

(a)                                  No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, employee or director of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, the Borrower, the Collateral Administrator or any incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator and each incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator, or any of them, for breaches by the Administrative Agent, any Secured Party, the Borrower or the Collateral Administrator of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee or director of the

Borrower or the Collateral Administrator to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b)                                 Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower or the Collateral Administrator or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Administrator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)                                  No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(d)                                 The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12.                  Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a)                                  The Collateral Administrator shall take such actions as are necessary or reasonably requested by the Administrative Agent to enable the Administrative Agent to promptly record, register or file, as applicable, this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent, as agent the Secured Parties, hereunder to all property comprising the Collateral.  The Borrower shall cooperate fully with the Collateral Administrator in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12(a).

(b)                                 The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c)                                  If the Borrower or the Collateral Administrator fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in ARTICLE X.  The Borrower irrevocably authorizes the

Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)                                 Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1(j) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 12.13.                  Confidentiality.

(a)                                  Each of the Administrative Agent, the Secured Parties, the Collateral Administrator, the Collateral Custodian and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Administrator hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors or other agents, including any Approved Valuation Firm, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Collateral Administrator, the Collateral Custodian and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Administrator Termination Events, and priority of payment provisions.

(b)                                 Anything herein to the contrary notwithstanding, each of the Borrower and the Collateral Administrator hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Collateral Custodian or the Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Custodian and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Secured Parties, the Administrative Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)                                  Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Secured Parties’, the Collateral Custodian’s or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Collateral Custodian, the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or the Collateral Administrator or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Custodian having a need to know the same, provided that the Collateral Custodian advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower and the Collateral Administrator; or (iii) any other disclosure authorized by the Borrower or the Collateral Administrator, as applicable.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower and the Collateral Administrator shall each have the right to keep confidential from the Administrative Agent, the Collateral Custodian and/or the Secured Parties, for such period of time as the Borrower and/or the Collateral Administrator, as the case may be, determines is reasonable (i) any information that the Borrower and/or the Collateral Administrator, as the case may be, reasonably believes to be in the nature of trade secrets and (ii) any other information that the Borrower, the Collateral Administrator or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law as evidenced by an Opinion of Counsel.

(e)                                  Each of the Administrative Agent, the Secured Parties and the Collateral Custodian will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 12.14.                  Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.15.                  Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.16.                  Status of Lenders; Assignments by the Lenders.

(a)                                  Each Lender represents and warrants to the Borrower that it is a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.  Each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person; provided that, as applicable, (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, (ii) the transfer is made only to a person who is (A) either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and (B) a “qualified purchaser” as defined in the 1940 Act, (iii) no such assignment, grant or sale of a participation interest shall be to an Ineligible Assignee, (iv) such Person shall have a long-term unsecured debt rating of “A” or better by S&P and “A3” or better by Moody’s, (v) WFBNA shall (A) not assign more than 49% of the Facility Amount and (B) retain all Eligible Asset approval rights pursuant to clause (B) of the definition of “Eligible Loan” and (vi) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof) the assignee executes and delivers to the Collateral Administrator, the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit I hereto and a transferee letter substantially in the form of Exhibit G hereto (a “Transferee Letter”).  The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the such Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties.  The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, WFBNA shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof) or any VFN (or any portion thereof), to any Person.

(b)                                 The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its lending offices, a copy of each transfer pursuant to Section 12.16(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Transfer by a Lender of its rights hereunder or under any VFN may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register.  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  No party to this Agreement shall allow any interest in this Agreement, any Variable Funding Note or any participating interest therein to become (i) traded on an established securities market (as defined in Treasury Regulations Section 1.7704-1(b)) or (ii) readily tradable on a secondary market or the substantial equivalent thereof (as defined in Treasury Regulations Section 1.7704-1(c)), and no Person shall transfer, assign or participate any interest in this Agreement, any Variable Funding Note or any participating interest therein in any such established securities market or any such secondary market or the substantial equivalent thereof.

(d)                                 The Collateral Custodian may, at any time, assign all or any part of its rights and obligations hereunder; provided, however, that any such assignee shall (i) be a bank or other financial institution organized and doing business under the laws of the United States or of any state thereof, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $200,000,000, (iv) be subject to supervision or examination by a federal or state banking authority, (v) have a rating of at least “Baa1” by Moody’s and “BBB+” by S&P and (vi) have an office within the United States.

Section 12.17.                  Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.18.                  Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.  “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.18 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.19.      Effect of Amendment and Restatement.

On the Amendment and Restatement Effective Date, the Existing Loan and Security Agreements shall be amended, restated and superseded in their respective entireties by this Agreement.  The parties hereto acknowledge and agree that (a) this Agreement and other Transaction Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a payment, reborrowing, or termination of the Obligations under the Existing Loan and Security Agreements as in effect prior to the Amendment and Restatement Effective Date and (b) such Obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.  The Borrower hereby reaffirms its duties and obligations under each Transaction Document to which it is a party (such reaffirmation is solely for the convenience of the parties hereto and is not required by the terms of either Existing Loan and Security Agreement).  Each reference to a Loan and Security Agreement in any Transaction Document shall be deemed to be a reference to such Loan and Security Agreement as amended and restated hereby.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower and as the Collateral Administrator

By:
Name: Adam Weinstein
Title: Chief Financial Officer and Treasurer

[Signatures Continued on the Following Page]

THE ADMINISTRATIVE AGENT	WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:

LENDER:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:
Name:
Title:

[Signatures Continued on the Following Page]

THE COLLATERAL CUSTODIAN:	WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Custodian

By:
Name:
Title:

Annex A

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention:  Rob Hamwee, John Kline and Laura Holson
Fax:  (212) 720-0351

Annex A (Continued)

WELLS FARGO SECURITIES, LLC
One Wachovia Center, NC0600

Charlotte, NC 28288

Attention: Mary Katherine DuBose

Facsimile:  (704) 715-0067

Confirmation:  (704) 383-0906

All electronic dissemination of Notices should be sent to scp.mmloans@wachovia.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
One Wachovia Center, NC0600
Charlotte, NC 28288
Attention: Mary Katherine DuBose
Facsimile:  (704) 715-0067
Confirmation:  (704) 383-0906
All electronic dissemination of Notices should be sent to scp.mmloans@wachovia.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Custodian
For notices

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland  21045

Attn:  CDO Trust Services—New Mountain Capital

Fax:  (410) 715-3748

Phone(410) 884-2000

For delivering physical securities:

Wells Fargo Bank, N.A.
1055 10th Avenue S.E.
Minneapolis, MN  55414
Attention:  ABS Custody Vault
Tel: (612) 667-8058
Fax: (612) 667-1080

Annex B

Lender	Commitment

Wells Fargo Bank, National Association	$160,000,000

Exhibit B

To Letter Agreement

EXHIBIT B

[Form of Safekeeping Agreement]

SAFEKEEPING AGREEMENT

Dated as of                   , 2011

among

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.,

WELLS FARGO SECURITIES, LLC,
as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Safekeeping Agent,

SAFEKEEPING AGREEMENT

THIS SAFEKEEPING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of                                 , 2011, by and among (a) NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (“New Mountain”), (b) WELLS FARGO SECURTIES, LLC, as Administrative Agent (in such capacity and together with any successor thereto, the “Administrative Agent”) under the Amended and Restated Loan and Security Agreement, dated as of                         , 2011, by and among, New Mountain, as the Borrower, each of the Lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and the Safekeeping Agent (as defined below) (as the same may be amended, extended, restated, supplemented, modified, refinanced, refunded or replaced from time to time, the “Loan Agreement”), and (c) WELLS FARGO BANK, NATIONAL ASSOCIATION, as safekeeping agent (in such capacity and together with any successor thereto, the “Safekeeping Agent”, and collectively with New Mountain and the Administrative Agent, the “Parties”).

RECITALS

WHEREAS, New Mountain is a closed-end management investment company, which has elected to do business as a business development company under the 1940 Act (as defined below), and is authorized to issues shares of common stock;

WHEREAS, New Mountain has acquired assets and desires to deliver such assets, the proceeds thereof, and certain documents in connection therewith (collectively, the “Assets”) to the Safekeeping Agent;

WHEREAS, New Mountain and the Administrative Agent (prior to the Payoff Date, as defined below) desire to appoint the Safekeeping Agent to hold the Assets and to direct the Safekeeping Agent with respect to the transfer and release thereof pursuant to the terms of this Agreement and, prior to the Payoff Date, the Loan Agreement;

WHEREAS, New Mountain has granted to the Administrative Agent a security interest in all the Assets of New Mountain pursuant to the terms of the Loan Agreement to secure all Obligations of New Mountain (as defined in the Loan Agreement).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.1         Construction.  Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

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SECTION 1.2         Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Loan Agreement.  In addition to such terms defined herein, the following words shall have the meanings set forth below:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”:  The meaning given in Section 2.2 of this Agreement.

“Applicable Law”:  For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances and orders by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assets”: The meaning given in the Recitals.

“Business Day”:  Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, the location of the Safekeeping Agent’s Corporate Trust Office.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Corporate Trust Office”: The designated corporate trust office of the Safekeeping Agent, currently located at 9062 Old Annapolis Road, Columbia, Maryland, or such other address within the United States as the Safekeeping Agent may designate from time to time by notice to New Mountain, and prior to the Payoff Date, the Administrative Agent.

“Federal Reserve Bank Book-Entry System”:  A depository and securities transfer system operated by the Federal Reserve Bank of the United States.

 “Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

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“Lender”:  Wells Fargo Bank, National Association and each financial institution which may from time to time become a Lender under the Loan Agreement by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by the Loan Agreement.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”:  Any commercial loan or note owned by New Mountain.

“Loan Agreement”: The meaning given in the Preamble to this Agreement.

“Material Adverse Effect”:  With respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of New Mountain, (b) the validity, enforceability or collectability of the Loan Agreement or any other Transaction Document or the validity, enforceability of collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of New Mountain (or, to the extent New Mountain is no longer the Collateral Administrator, the Collateral Administrator) to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’, lien on the Collateral.

“Noteless Loan”:  A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver, and the Obligor has not executed and delivered, a promissory note evidencing any indebtedness created under such Loan.

“Obligor”:  With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Opinion of Counsel”:  A written opinion of counsel, which opinion and counsel are, if delivered prior to the Payoff Date, acceptable to the Administrative Agent in its sole discretion.

“Participation”: An interest in a Loan that is acquired indirectly by way of a participation from a selling institution.

“Payoff Date”:  The date in which the Administrative Agent delivers the Payoff Notice pursuant to Section 7.1 hereof.

“Payoff Notice”:  The Form of Payoff Notice attached hereto as Exhibit B.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

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“Physical Asset” shall mean any Asset that is represented by a certificate, bond or other physical form of instrument, which certificate, bond or other physical form of instrument evidences solely such Asset.  For the avoidance of doubt, an Asset that is represented by a global or other certificate, bond or other physical form of instrument held by or on behalf of the Depository Trust Company (“DTC”) or its nominee or another clearing corporation or its nominee shall not constitute a Physical Asset.

“Physical Document”: The meaning as established under Section 3.4(2) of this Agreement.

“Proceeds”:  With respect to any Asset, all property that is receivable or received when such Asset is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Asset.

“Proper Instructions”:  The meaning given in Section 2.4 of this Agreement.

“Required Loan Documents”:

For each Loan, the following documents or instruments:

(a)           for each Loan other than a Noteless Loan, (1) a copy of the related executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by New Mountain in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to New Mountain), or (2) if such promissory note is not issued in the name of New Mountain, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior owner thereof directly to New Mountain and from New Mountain in blank; and

(b)           to the extent applicable for the related Loan, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement; provided that to the extent that final copies of the foregoing documents are not available as of the related Funding Date, the latest available draft copies with the final copies to be delivered within ten (10) Business Days after such Funding Date.

“Securities”: Collectively, the (i) investments, including Loans, acquired by New Mountain and delivered to the Safekeeping Agent by New Mountain from time to time during the term of, and pursuant to the terms of, this Agreement and (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i).

 “Street Delivery Custom”:  A custom of the United States securities market to deliver securities which are being sold to the buying broker for examination to determine that the securities are in proper form.

“Street Name”: The form of registration in which the securities are held by a broker who is delivering the securities to another broker for the purposes of sale, it being an

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accepted custom in the United States securities industry that a security in Street Name is in proper form for delivery to a buyer and that a security may be re-registered by a buyer in the ordinary course.

“Underlying Instrument”: (i) Prior to the Payoff Date, as defined in the Loan Agreement, and (ii) on and after the Payoff Date, any loan agreement, credit agreement, indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

 “United States”:  The United States of America.

SECTION 1.3         Rule of Construction.   In the event that New Mountain is no longer the Collateral Administrator under the Loan Agreement, each report required to be delivered by the Safekeeping Agent hereunder to the Borrower shall also be delivered to the Collateral Administrator and the Collateral Administrator will be deemed to be granted authority hereunder with respect to the Assets and the Accounts consistent with its duties under the Loan Agreement.

ARTICLE II

APPOINTMENT OF THE SAFEKEEPING AGENT; COLLATERAL ACCOUNT, INTEREST COLLECTION ACCOUNT AND PRINCIPAL COLLECTION ACCOUNT

SECTION 2.1         Each of New Mountain and the Administrative Agent (prior to the Payoff Date) hereby designate and appoint the Safekeeping Agent to act as its agent and hereby authorizes the Safekeeping Agent to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Safekeeping Agent by this Agreement or, prior to the Payoff Date, the Loan Agreement.  The Safekeeping Agent hereby accepts such agency appointment to hold the Assets pursuant to the terms of this Agreement and, prior to the Payoff Date, the Loan Agreement, until its resignation or removal pursuant to the terms hereof.

SECTION 2.2         Prior to the Payoff Date, the Safekeeping Agent agrees that it has established and is maintaining on its books and records, in the name of New Mountain, (i) the securities account designated as the “Collateral Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Collateral Account”), (ii) the securities account designated as the “Principal Collections Account” with account number                    (such account, together with any replacements thereof or substitutions therefor, the “Principal Collections Account”), (iii) the securities account designated as the “Interest Collections Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Interest Collections Account”), (iii) the securities account designated as the “Excess Future Funding Account” with account number                (such account, together with any replacements thereof or substitutions therefor, the “Excess Future Funding Account”) and (iv) the securities account designated as the “Borrower Collections Account”  with account number                    (such account, together with any replacements thereof or substitutions therefor, the “Borrower Collections Account” and,

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together with the Collateral Account, the Principal Collections Accounts, and the Interest Collections Account, the “Accounts”).  All Assets held in the Accounts will be individually segregated from the securities and investments of any other Person and marked so as to clearly identify them as the property of New Mountain as set forth under this Agreement.

SECTION 2.3         Prior to the Payoff Date, the Safekeeping Agent will, by book-entry notation, promptly credit to the applicable Account all property to be credited thereto pursuant to the Loan Agreement.  Prior to the Payoff Date, subject to the Securities Account Control Agreement, Assets thereof shall be withdrawn from the Accounts only upon Proper Instructions pursuant to Section 2.4 hereof.  On and after the Payoff Date, THE SAFEKEEPING AGENT will, by book-entry notation, promptly credit to the applicable Account all property to be credited thereto pursuant to the terms hereof or pursuant to Proper Instructions.

SECTION 2.4         Proper Instructions.

The Safekeeping Agent shall hold the Assets in safekeeping and, subject to the terms hereof, and prior to the Payoff Date, the Securities Account Control Agreement, and shall release and transfer Assets only in accordance with Proper Instructions.  “Proper Instructions” shall mean signed written instructions or cabled, telexed, facsimile or electronically transmitted instructions in respect of any of the matters referred to in this Agreement purported to be signed (except in the case of electronically transmitted instructions) by two or more persons duly authorized to sign on behalf of New Mountain and, in the case of electronically transmitted instructions, in accordance with such authentication procedures as may be agreed by the Safekeeping Agent and New Mountain from time to time.

ARTICLE III

SAFEKEEPING OF ASSETS

SECTION 3.1         Segregation.  All Assets and non-cash property held by the Safekeeping Agent, as applicable, for the account of New Mountain shall be physically segregated from other Assets and non-cash property in the possession of the Safekeeping Agent (including the Assets and non-cash property of the other series of New Mountain, if applicable) and marked so as to clearly identify them as property of New Mountain.

SECTION 3.2         Delivery of Assets.  Prior to the Payoff Date, New Mountain shall deliver each item of Collateral to the Safekeeping Agent in accordance with the Loan Agreement.  On and after the Payoff Date, New Mountain shall deliver, or cause to be delivered, to the Safekeeping Agent all of New Mountain’s securities, cash and other investment assets, including:

(a)  all payments of income, payments of principal and capital distributions received by New Mountain with respect to such Securities, cash or other assets owned by New Mountain at any time during the period of this Agreement, and (b) all cash received by New Mountain for the issuance, at any time during such period, of Shares or other securities or in connection with a borrowing by New Mountain. With respect to Loans, Required Loan Documents and other underlying loan documents shall be delivered to the Safekeeping Agent at the address identified for the Safekeeping Agent.  With respect to Assets other than Loans, such

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Assets shall be delivered to the Safekeeping Agent (where relevant) at the address identified for the Safekeeping Agent.  Except to the extent otherwise expressly provided herein, delivery of Securities to the Safekeeping Agent shall be in Street Name or other good delivery form.  The Safekeeping Agent shall not be responsible for such Securities, cash or other assets until actually delivered to, and received by it.

(b) (i)  In connection with its acquisition of a Loan or other delivery of a security constituting a Loan, New Mountain shall deliver or cause to be delivered the Required Loan Documents to the Safekeeping Agent at the address identified for the Safekeeping Agent.   The Safekeeping Agent shall not be responsible for such Required Loan Documents until actually delivered to, and received by it.

(ii)  Notwithstanding anything herein to the contrary, delivery of securities acquired by New Mountain which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Safekeeping Agent of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of New Mountain (or its nominee) and or a copy (which may be a facsimile copy) of an assignment agreement in favor of New Mountain as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement.

(iii)  Contemporaneously with the acquisition of any Loan, New Mountain shall (i) cause the Required Loan Documents evidencing such Loan to be delivered to the Safekeeping Agent; (ii) take all actions necessary for New Mountain to acquire good title to such Loan; and (iii) take all actions as may be necessary (including appropriate payment notices and instructions to bank agents or other applicable paying agents) to cause (A) all payments in respect of the Loan to be made to the Safekeeping Agent and (B) all notices, solicitations and other communications in respect of such Loan to be directed to New Mountain.

(c)  In connection with each delivery of Physical Documents hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Physical Documents and whether they require original signatures.  If, at the conclusion of the review per Section 3.3, the Safekeeping Agent shall determine that any Physical Document has not been delivered, the Safekeeping Agent shall notify New Mountain.  The Safekeeping Agent shall not have any responsibility for reviewing the genuineness of any Underlying Instruments delivered to it by New Mountain.

SECTION 3.3         Obligations with respect to Assets and Required Loan Documents Prior to the Payoff Date.  (a)        Prior to the Payoff Date, the Safekeeping Agent shall perform the following duties with respect to any Underlying Instruments and Required Loan Documents:

(i)            The Safekeeping Agent shall take and retain the Required Loan Documents delivered by New Mountain pursuant to the definition of “Eligible Loans” in the Loan Agreement in accordance with the terms and conditions of this Agreement and the Loan

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Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties.  Within five (5) Business Days of its receipt of any Underlying Instruments, the Safekeeping Agent shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature and (B) based on a review of the applicable note, the related original Loan balance, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”).  In order to facilitate the foregoing review by the Safekeeping Agent, in connection with each delivery of Underlying Instruments hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the original Loan balance with respect to each related Loan.  If, at the conclusion of such review, the Safekeeping Agent shall determine that (1) the original Loan balances of the Loans with respect to which it has received Underlying Instruments is less than as set forth on the electronic file, the Safekeeping Agent shall immediately notify the Administrative Agent and New Mountain of such discrepancy, and (2) any Review Criteria is not satisfied, the Safekeeping Agent shall within one (1) Business Day notify New Mountain of such determination and provide New Mountain with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy.  New Mountain shall have ten (10) Business Days to correct any non-compliance with any Review Criteria.  If after the conclusion of such time period New Mountain has still not cured any non-compliance by a Loan with any Review Criteria, the Safekeeping Agent shall promptly notify New Mountain and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy.  In addition, if requested in writing in the form of Exhibit A by New Mountain and approved by the Administrative Agent within ten (10) Business Days of the Safekeeping Agent’s delivery of such report, the Safekeeping Agent shall return the Underlying Instruments for any Loan which fails to satisfy a Review Criteria to New Mountain.  Other than the foregoing, the Safekeeping Agent shall not have any responsibility for reviewing any Underlying Instruments.

(ii)           In taking and retaining the Underlying Instruments, the Safekeeping Agent shall be deemed to be acting as the agent of the Secured Parties; provided that the Safekeeping Agent makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Safekeeping Agent’s duties as agent shall be limited to those expressly contemplated herein.

(iii)          All Underlying Instruments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office.  All Underlying Instruments that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  All Underlying Instruments that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Safekeeping Agent.  All Underlying Instruments that are delivered to the Safekeeping Agent in electronic format shall be saved onto disks and/or onto the Safekeeping

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Agent’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv)          The Safekeeping Agent shall make payments in accordance with Section 2.7 and Section 2.8 of the Loan Agreement (the “Payment Duties”).  In addition, on each Reporting Date, the Safekeeping Agent shall provide a written report to the Administrative Agent and New Mountain (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Underlying Instruments, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v)           The Safekeeping Agent shall, promptly upon its actual receipt of a Borrowing Base Certificate from New Mountain, calculate the Borrowing Base and, if the Safekeeping Agent’s calculation does not correspond with the calculation provided by New Mountain on such Borrowing Base Certificate, deliver such calculation to each of the Administrative Agent, and New Mountain within one (1) day of receipt by the Safekeeping Agent of such Borrowing Base Certificate.  In performing its duties, (A) the Safekeeping Agent shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds for others and (B) all calculations made by the Safekeeping Agent pursuant to this Agreement or the Loan Agreement using Super Senior Indebtedness, Advance Rate, EBITDA and Unrestricted Cash of any Obligor (or, with respect to Advance Rate, Loan) shall be made using such amounts as provided by New Mountain to the Safekeeping Agent.

SECTION 3.4         Obligations with respect to Assets and Required Loan Documents on and after the Payoff Date.

(a)  On and after the Payoff Date, the Safekeeping Agent shall perform the following duties with respect to the Assets:

(1)  With respect to each Asset that is not a Physical Asset, such Asset shall be credited by the Safekeeping Agent to the Collateral Account.

(2)  With respect to any Physical Assets and Underlying Instruments (collectively, the “Physical Documents”):

(i)            The Safekeeping Agent shall take and retain any Physical Assets and the Required Loan Documents delivered by New Mountain.  Within five (5) Business Days of its receipt of any Underlying Instruments, the Safekeeping Agent shall review the Physical Documents delivered to it to confirm receipt of such document and, if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature. In connection with each delivery of Physical Documents hereunder to the Safekeeping Agent, New Mountain shall provide to the Safekeeping Agent an electronic file (in EXCEL or a comparable format acceptable to the Safekeeping Agent) that contains a list of all Physical Documents and whether they require original signatures.  If, at the conclusion of such review, the Safekeeping Agent shall determine that any Physical Document has not been delivered, the Safekeeping Agent shall notify New Mountain.  The Safekeeping Agent shall not have any responsibility for

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reviewing any Underlying Instruments.  All Physical Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office and shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access.  All Physical Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Safekeeping Agent.  All Underlying Instruments that are delivered to the Safekeeping Agent in electronic format shall be saved onto disks and/or onto the Safekeeping Agent’s secure computer system, and maintained in a manner so as to permit retrieval and access.

SECTION 3.5         Release of Documents Prior to the Payoff Date.

(a)   Release for Servicing.  Prior to the Payoff Date, as appropriate for the enforcement or servicing of any of the Collateral, the Safekeeping Agent is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from New Mountain of a request for release of documents and receipt in the form annexed hereto as Exhibit A, to release to New Mountain within two (2) Business Days of receipt of such request, the related Underlying Instruments or the documents set forth in such request and receipt to New Mountain.  All documents so released to New Mountain shall be held by New Mountain in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement and the Loan Agreement.  New Mountain shall return to the Safekeeping Agent the Underlying Instruments or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when New Mountain’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from New Mountain to the Safekeeping Agent in the form annexed hereto as Exhibit A, New Mountain’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Safekeeping Agent to New Mountain.

(b)   Release for Payment.  Prior to the Payoff Date, upon receipt by the Safekeeping Agent of New Mountain’s request for release of documents and receipt in the form annexed hereto as Exhibit A (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Safekeeping Agent shall promptly release the related Underlying Instruments to New Mountain.

SECTION 3.6         Release of Documents and Assets on and after the Payoff Date.  On and after the Payoff Date, upon receipt by the Safekeeping Agent of Proper Instructions, the Safekeeping Agent shall promptly release any Physical Documents or Assets held by the Safekeeping Agent in accordance with such Proper Instructions.

SECTION 3.7         Return of Underlying Instruments Prior to the Payoff Date.

Prior to the Payoff Date, New Mountain may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Safekeeping Agent return each Required Loan Document (as applicable), respectively (a) delivered to the Safekeeping Agent in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2 of the Loan Agreement, or (c) that has been the subject

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of a Discretionary Sale pursuant to Section 2.15 of the Loan Agreement, in each case by submitting to the Safekeeping Agent and the Administrative Agent a written request in the form of Exhibit A hereto (signed by both New Mountain and the Administrative Agent) specifying the Asset to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement and the Loan Agreement being relied upon for such release).  the Safekeeping Agent shall upon its receipt of each such request for return executed by New Mountain and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Underlying Instruments so requested to New Mountain.

SECTION 3.8         Access to Certain Documentation and Information Regarding the Assets; Audits.  (a)  Prior to the Payoff Date, New Mountain and the Safekeeping Agent shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation regarding the Assets including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to New Mountain’s and the Safekeeping Agent’s normal security and confidentiality procedures.  Periodically at the discretion of the Administrative Agent, the Administrative Agent may review New Mountain’s collection and administration of the Collateral in order to assess compliance by New Mountain with Article VI of the Loan Agreement and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.  Without limiting the foregoing provisions of this Section 3.8, from time to time (not to exceed one (1) time per fiscal quarter) on request of the Administrative Agent, the Safekeeping Agent shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at New Mountain’s expense, a review of the Underlying Instruments and all other documentation regarding the Collateral.

(b)   On or after the Payoff Date, upon reasonable request by New Mountain, New Mountain, and employees and agents of the Securities and Exchange Commission shall have reasonable access to the Safekeeping Agent’s books and records relating to the Accounts and Assets during the Safekeeping Agent’s normal business hours and upon reasonable advance request, at New Mountain’s expense.  Any such access granted to the employees and agents of the Securities and Exchange Commission shall not require a subpoena, but shall only be granted after the Safekeeping Agent has given prior notice to, and obtained written consent from, New Mountain.

(c)   Both prior to the Payoff Date and on and after the Payoff Date, on request of New Mountain, or an independent public accountant appointed by New Mountain, the Safekeeping Agent shall permit such independent public accountant to conduct, at New Mountain’s expense, an examination to verify the Assets are held in safekeeping.  Such examination shall occur at least three (3) times per fiscal year, at least two (2) of which are to be chosen by such independent public accountant without prior notice to New Mountain.

SECTION 3.9         Cash Invested as Eligible Investments. (a)  Prior to the Payoff Date, all Cash in the Accounts at the end of a Business Day will be invested in Permitted

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Investments selected by New Mountain on each Payment Date (or pursuant to standing instructions provided by New Mountain); provided that, from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Accounts, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be pursuant to standing instructions provided by the Administrative Agent).

(b)   On and after the Payoff Date, the Safekeeping Agent shall not invest immediately available funds held hereunder in the absence of Proper Instructions New Mountain and shall not be liable for not investing or reinvesting funds in accordance with this Agreement in the absence of such Proper Instructions.  It is expressly agreed and understood that the Safekeeping Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to Proper Instructions.

SECTION 3.10       Proxy Voting Services.  (a) If requested by New Mountain, the Safekeeping Agent shall promptly forward New Mountain’s decision on any proxy solicitation or request for vote or other consent or solicitation relating to any Security to the appropriate third party seeking a decision on such matters.

(b)   The Safekeeping Agent shall endeavor to promptly notify New Mountain of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken, provided that the Safekeeping Agent has received, from the issuer (with respect to securities issued in the United States) or from one of the nationally or internationally recognized bond or corporate action services to which the Safekeeping Agent subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.

SECTION 3.11       Communications Relating to Securities.  (a) The Safekeeping Agent shall transmit promptly to New Mountain, and prior to the Payoff Date, the Administrative Agent, all written information (including pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Safekeeping Agent, from its agents or from issuers of the securities being held for New Mountain.  The Safekeeping Agent shall have no obligation or duty to exercise any right or power, or otherwise to preserve rights, in or under any securities unless and except to the extent it has received timely Proper Instruction from New Mountain in accordance with the next sentence. The Safekeeping Agent will not be liable for any untimely exercise of any right or power in connection with securities at any time held by the Safekeeping Agent, unless: (i) the Safekeeping Agent has received Proper Instructions with regard to the exercise of any such right or power; and (ii) the Safekeeping Agent, or its agents are in actual possession of such securities, in each case, at least three (3) Business Days prior to the date on which such right or power is to be exercised. It will be the responsibility of New Mountain to notify the Safekeeping Agent of the Person to whom such communications must be forwarded under this Section 3.11.

SECTION 3.12       Collection of Income.  The Safekeeping Agent or its agents shall use reasonable efforts to collect on a timely basis all income and other payments with respect to the Assets held hereunder to which New Mountain shall be entitled, to the extent

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consistent with usual custom in the securities custodian business in the United States. Such efforts shall include collection of interest income, dividends and other payments with respect to registered domestic Securities if on the record date with respect to the date of payment by the issuer the Security is registered in the name of the Safekeeping Agent or its nominee (or in the name of its agent); and interest income, dividends and other payments with respect to bearer domestic securities if, on the date of payment by the issuer such Securities are held by the Safekeeping Agent or agent; provided, however, that in the case of securities held in Street Name, the Safekeeping Agent shall use commercially reasonable efforts only to timely collect income. In no event shall the Safekeeping Agent’s agreement herein to collect income be construed to obligate the Safekeeping Agent to commence, undertake or prosecute any legal proceedings.

SECTION 3.13       Notations of Deposits, Withdrawals and Delivery.  Any Person acting on behalf of New Mountain (other than, prior to the Payoff Date, the Administrative Agent) when depositing Assets in or withdrawing Assets from the safekeeping of the Safekeeping Agent, or when ordering the withdrawal and delivery of such Assets from the safekeeping of the Safekeeping Agent, shall sign a notation in respect of such deposit, withdrawal or order which shall show (1) the date and time of the deposit withdrawal or order, (2) the title and amount of the Assets deposited, withdrawn or ordered to be withdrawn, and an identification thereof by certificate numbers or otherwise, (3) the manner of acquisition of the Assets deposited or the purpose for which they have been withdrawn, or ordered to be withdrawn, and (4) if withdrawn and delivered to another person, the name of such person.  Such notation shall be transmitted promptly to an officer or director of New Mountain designated by its board of directors who shall not be a person authorized to issue Proper Instructions.  Such notations shall be on serially numbered forms and shall be preserved for at least one (1) year by New Mountain.

SECTION 3.14       Books and Records.  The Safekeeping Agent shall create and maintain complete and accurate books and records relating to its activities under this Agreement with respect to the Assets or other property held for New Mountain under this Agreement. To the extent that the Safekeeping Agent, in its sole discretion, is able to do so, the Safekeeping Agent may provide assistance to New Mountain (at New Mountain’s reasonable request made from time to time) by providing sub-certifications regarding certain of its services performed hereunder to New Mountain in connection with New Mountain’s certification requirements pursuant to the Sarbanes-Oxley Act of 2002, as amended. All such books and records shall be the property of New Mountain. Upon reasonable request, copies of any such books and records shall be provided to New Mountain, or prior to the Payoff Date, the Administrative Agent, at its expense.  The Safekeeping Agent shall, at New Mountain’s request, supply New Mountain with a tabulation of securities owned by New Mountain and held by the Safekeeping Agent and shall, when requested to do so by New Mountain and for such compensation as shall be agreed upon between New Mountain and the Safekeeping Agent, include, to the extent applicable, the certificate numbers in such tabulations, to the extent such information is available to the Safekeeping Agent.

SECTION 3.15       Reporting.  (a) If requested by New Mountain, the Safekeeping Agent shall render to New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) a monthly report of (i) all deposits to and withdrawals from the Accounts

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during the month, and the outstanding balance (as of the last day of the preceding monthly report and as of the last day of the subject month) and (ii) an itemized statement of the Assets held pursuant to this Agreement as of the end of each month, as well as a list of all securities transactions that remain unsettled at that time, and (iii) such other matters as the parties may agree from time to time.

(b)   For each Business Day, the Safekeeping Agent shall render to New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) a daily report of (i) all deposits to and withdrawals from the Accounts for such Business Day and the outstanding balance as of the end of such Business Day, and (ii) a report of settled trades of Securities for such Business Day.

(c)   The Safekeeping Agent shall have no duty or obligation to undertake any market valuation of the Assets under any circumstance.

(d)   The Safekeeping Agent shall provide New Mountain (and, prior to the Payoff Date, with a copy to the Administrative Agent) with such reports as are reasonably available to it and as New Mountain may reasonably request from time to time, on the internal accounting controls and procedures for safeguarding securities, which are employed by the Safekeeping Agent.

SECTION 3.16       Tax Matters.  (a) New Mountain shall provide to the Safekeeping Agent such documentation and information as the Safekeeping Agent may require or reasonably request in connection with taxation, and each of them warrants that, when given, this information shall be true and correct in all material respects, not materially misleading in any way, and contain all material information.  New Mountain undertakes to notify the Safekeeping Agent promptly if any such information requires updating or amendment.

(b)   The Safekeeping Agent shall not be liable to New Mountain or any third party for any taxes, fines or penalties payable by the Safekeeping Agent or New Mountain, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by New Mountain or any third party, or as a result of the provision to the Safekeeping Agent or any third party of inaccurate or misleading information or the withholding of material information by New Mountain or any third party, or as a result of any delay of any revenue authority or any other matter beyond the Safekeeping Agent’s control.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 5.1         Representations and Warranties of New Mountain.

New Mountain represents and warrants as follows:

(a)           Organization and Good Standing.  New Mountain has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had

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at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Assets.

(b)           Due Qualification.  New Mountain is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or to have obtained such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery. New Mountain (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which New Mountain is a party have been duly executed and delivered by New Mountain.

(d)           Binding Obligation.  Each Transaction Document to which New Mountain is a party constitutes a legal, valid and binding obligation of New Mountain enforceable against New Mountain in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) in any material respect conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, New Mountain’s certificate of formation, the limited liability company agreement or any Contractual Obligation of New Mountain, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of New Mountain’s properties pursuant to the terms of any such Contractual Obligation, other than the Loan Agreement, or (iii) violate any Applicable Law in any material respect.

SECTION 5.2         Representations and Warranties of the Safekeeping Agent.

THE SAFEKEEPING AGENT represents and warrants as follows:

(a)   Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Loan Agreement.

(b)   Due Authorization.  The execution and delivery of this Agreement and the Loan Agreement and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary association action on its part.

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(c)   No Conflict.  The execution and delivery of this Agreement and the Loan Agreement, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Safekeeping Agent is a party or by which it or any of its property is bound.

(d)   No Violation.  The execution and delivery of this Agreement and the Loan Agreement, the performance of the Transactions contemplated hereby and thereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Safekeeping Agent.

(e)   All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Safekeeping Agent, required in connection with the execution and delivery of this Agreement and the Loan Agreement, the performance by the Safekeeping Agent of the transactions contemplated hereby and thereby and the fulfillment by the Safekeeping Agent of the terms hereof and thereof have been obtained.

(f)    Validity, Etc.  Each of this Agreement and the Loan Agreement constitutes the legal, valid and binding obligation of the Safekeeping Agent, enforceable against the Safekeeping Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g)   Business Continuity Policies.  It maintains business continuity policies and standards that include data file back-up and recovery procedures that comply with all applicable regulatory requirements.

ARTICLE V

CONCERNING THE SAFEKEEPING AGENT

SECTION 5.1         Duty of Care.  (a) The Safekeeping Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  Prior to the Payoff Date, the Safekeeping Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.  On and after the Payoff Date, the Safekeeping Agent may rely conclusively on and shall be fully protected in acting upon Proper Instructions.

(b)   The Safekeeping Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

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(c)   The Safekeeping Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its duties in taking and retaining the Underlying Instruments and, prior to the Payoff Date, in the case of its grossly negligent performance of its Payment Duties.

(d)   The Safekeeping Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement and the Loan Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Assets, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement and the Loan Agreement) of any of the Assets.  The Safekeeping Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)   The Safekeeping Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the Loan Agreement and no covenants or obligations shall be implied in this Agreement or the Loan Agreement against the Safekeeping Agent.

(f)    The Safekeeping Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder or under the Loan Agreement.

(g)   It is expressly agreed and acknowledged that the Safekeeping Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Assets.

SECTION 5.2         Indemnification of the Safekeeping Agent; Costs and Expenses.  (a)  New Mountain hereby agrees to indemnify the Safekeeping Agent and hold the Safekeeping Agent, its agents and attorneys harmless from and against any and all costs, expenses, damages, liabilities and claims (including, without limitation, reasonable attorneys’ fees and accountants’ fees), sustained or incurred by or asserted against the Safekeeping Agent by reason of or as a result of any action or inaction, or arising out of the Safekeeping Agent’s performance hereunder, including, without limitation, reasonable fees and expenses of counsel incurred by the Safekeeping Agent in a successful defense of claims by any one or more of the Safekeeping Agent; provided, that New Mountain shall not have any obligation hereunder to indemnify the Safekeeping Agent for those costs, expenses, damages, liabilities or claims to the extent they arise out of the Safekeeping Agent’s bad faith, reckless disregard, willful misconduct or gross negligence.  This indemnity shall be a continuing obligation of New Mountain and its respective successors and assigns, notwithstanding the termination of this Agreement or the resignation or replacement of the Safekeeping Agent.

(b)   New Mountain agrees to pay to the Safekeeping Agent the fees set forth in the Fee Schedule, or as may be agreed upon from time to time by the Safekeeping Agent and New Mountain, and, prior to the Payoff Date, the Administrative Agent.  The Safekeeping Agent’s

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entitlement to receive such fees shall cease upon its removal or resignation as Safekeeping Agent pursuant to Section 7.1 of this Agreement.  New Mountain agrees to reimburse the Safekeeping Agent for all costs associated with the conversion of Collateral and the transfer of Assets and records kept in connection with this Agreement.  New Mountain agrees to reimburse the Safekeeping Agent for all actual and reasonable out-of-pocket expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred in the administration of this Agreement or performance of its duties hereunder, including those which are a normal incident of the services provided hereunder.

(c)   Prior to the Payoff Date, all fees, expenses, and indemnities payable pursuant to this Section 5.2 shall be payable pursuant to the priorities set forth in Section 2.7 and 2.8 of the Loan Agreement.

SECTION 5.3         Force Majeure.  The Safekeeping Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes, fires; floods, wars, civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of external utilities or external communications service; acts of civil or military authority; and governmental actions.  The Safekeeping Agent shall endeavor to provide notice to New Mountain and the Administrative Agent of the occurrence of any such circumstances as soon as reasonably practicable thereafter.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1         Delivery of Certificate of Payoff Notice.  Immediately upon the payment of all Obligations (other than any contingent obligations in respect of which no claim for reimbursement has been made) of New Mountain pursuant to the Loan Agreement, and termination of the Loan Agreement, the Administrative Agent shall deliver a Payoff Notice to the Safekeeping Agent in the form attached hereto as Exhibit B.  Following the receipt of a Payoff Notice, the Safekeeping Agent shall continue to hold the Assets pursuant to the terms of this Agreement and, with respect to the transfer and release of any Assets or any other matter referred to in this Agreement regarding the Assets or Accounts, the Safekeeping Agent shall comply with Proper Instructions.

SECTION 6.2         Notices.  All demands, notices, requests, instructions and communications upon or to or upon any party hereto shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested), facsimile, telegram or e-mail addressed as set forth below.  Any demand, notice, request, instruction or communication shall be deemed to have been duly given to the intended recipient upon receipt at the respective addresses listed below, or at such other address as shall be designated by such person in a written notice to the other parties to this Agreement.

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If to the Safekeeping Agent,

For notices

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn:  CDO Trust Services—New Mountain Capital

Fax:  (410) 715-3748

Phone(410) 884-2000

For delivering physical securities:

Wells Fargo Bank, N.A.
1055 10th Avenue S.E.
Minneapolis, MN 55414
Attention:  ABS Custody Vault
Tel: (612) 667-8058
Fax: (612) 667-1080

If to the Administrative Agent,

One Wachovia Center, NC0600

Charlotte, NC 28288

Attention: Mary Katherine DuBose

Facsimile:  (704) 715-0067

Confirmation:  (704) 383-0906

All electronic dissemination of Notices should be sent to
scp.mmloans@wachovia.com

If to New Mountain,

787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention:  Rob Hamwee, John Kline and Josh Greenberg
Fax:  (212) 720-0351

SECTION 6.3         No Waiver; Cumulative Remedies.  Each and every right granted to any party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

SECTION 6.4         Severability of Provisions.  In case any provision or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, to the extent

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permitted by Applicable Law the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.

SECTION 6.5         Amendments.  This Agreement may not be amended or modified in any manner except by a written agreement executed by the Safekeeping Agent and New Mountain, and prior to the Payoff Date, the Administrative Agent.

SECTION 6.6         Successor and Assigns.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party; provided, however, that the foregoing shall not limit the ability of the Safekeeping Agent to delegate certain duties or services to or perform them through agents or attorneys appointed with due care as expressly provided in this Agreement.  Any Person into which the Safekeeping Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Safekeeping Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Safekeeping Agent, shall be the successor of the Safekeeping Agent hereunder, and shall be bound by the provisions hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto and without the consent of any other party hereto.

SECTION 6.7         Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.8         1940 Act Compliance.  No action taken under this Agreement or the Loan Agreement, shall be in violation of the 1940 Act.

SECTION 6.9         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 6.10       Table of Contents Headings.  The Table of Contents, Cross-Reference Table, and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE VII

TERMINATION

SECTION 7.1         Removal and Resignation. (a)  At any time prior to the Payoff Date, the Safekeeping Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Safekeeping Agent (the “Termination Notice”); provided that notwithstanding its receipt of a Termination Notice, the Safekeeping Agent shall continue to act in such capacity until a successor has been appointed, has agreed to act as safekeeping agent hereunder and under the Loan Agreement, and has received all Collateral and Underlying

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Instruments held by the Safekeeping Agent.  At any time on and after the Payoff Date, the Safekeeping Agent may be removed, with or without cause, by New Mountain upon sixty (60) days prior written notice to the Safekeeping Agent.

(b)   At any time, the Safekeeping Agent may terminate this Agreement upon (a)(i) prior to the Payoff Date, ninety (90) days or (ii) thereafter, sixty (60) days written notice to the other Parties hereto, or (b) the Safekeeping Agent determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Safekeeping Agent could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the termination of this Agreement by the Safekeeping Agent without giving sixty (60) or ninety (90) days notice, as applicable, shall be evidenced as to clause (b)(i) above by an Opinion of Counsel to such effect delivered to New Mountain and prior to the Payoff Date, the Administrative Agent.  At any time prior to the receipt by the Safekeeping Agent of a Payoff Notice from the Administrative Agent, no such termination shall become effective until a successor has assumed the responsibilities and obligations of the Safekeeping Agent hereunder; provided that such successor shall be an Affiliate of Wells Fargo Bank, N.A.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed by their respective officers or signatories thereunto duly authorized as of the day and year first above written.

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as New Mountain

By:	Adam Weinstein

By:
Name: Adam Weinstein
Title: Chief Financial Officer & Treasurer

WELLS FARGO SECURITIES, LLC, in its capacity as Administrative Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Safekeeping Agent

By:
Name:
Title:

EXHIBIT A

FORM OF RELEASE OF UNDERLYING INSTRUMENTS

[Delivery Date]

BY FACSIMILE: (612) 667-1080

Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Ave. SE

MAC N9401-011

Minneapolis, MN 55414

Attention:  Corporate Trust Services — Asset-Backed Securities Vault

With a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn:  CDO Trust Services—New Mountain Capital

Re:          Safekeeping Agreement, dated as of [                      ], 2010 (as amended, modified, supplemented or restated from time to time, the “Safekeeping Agreement”), by and among by and among New Mountain Finance Holdings L.L.C., (“New Mountain”), and Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Bank, National Association.  Capitalized terms used but not defined herein shall have the meanings provided in the Safekeeping Agreement.

Ladies and Gentlemen:

In connection with the administration of the Underlying Instruments held by Wells Fargo Bank, National Association on behalf of the Administrative Agent as agent for the Secured Parties, under the Loan and Security Agreement, we request the release of the Underlying Instruments (or such documents as specified below) for the Loans described below, for the reason indicated.

Obligor’s Name, Address & Zip Code:

Loan Identification Number:

Reason for Requesting Documents (check one)

☐             1.      Loan paid in full. (The Collateral Administrator hereby certifies that all amounts received in connection with such Loan have been credited to the Collection Account.)

☐             2.      Loan liquidated by                                                        . (The Collateral Administrator hereby certifies that all proceeds (net of liquidation expenses which the Collateral Administrator may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

☐             3.      Loan in foreclosure.

☐             4.      Delivered in Error.

☐             5.      Substitution.

☐             6.      Failure to satisfy Review Criteria.

☐             7.      Repurchased.

☐             8.      Optional Sale.

☐             9.      Discretionary Sale.

☐             10.    Termination of Agreement.

☐             11.    Servicing.

☐             12.    Other (explain).

If box 1, 2, 4, 5, 6, 7, 8, 9 or 10 above is checked, and if all or part of the Underlying Instruments were previously released to us, please release to us the Underlying Instruments, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 3, 11 or 12 above is checked, we will return of all of the above Underlying Instruments to you (i) promptly upon the request of the Administrative Agent or (ii) when our need therefor no longer exists.

[Remainder of Page Intentionally Left Blank]

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Collateral Administrator

	By:	Adam Weinstein

By:
Name: Adam Weinstein
Title: Chief Financial Officer & Treasurer

Consent of Administrative Agent if required under the Agreement:

WELLS FARGO SECURITIES, LLC,
as the Administrative Agent

By:
Name:
Title:
Date:

EXHIBIT B

FORM OF PAYOFF NOTICE

The undersigned hereby certifies, represents and warrants to Wells Fargo Bank, National Association (“Wells Fargo, NA”) as follows with respect to (a) the Safekeeping Agreement, dated as of                      , 20     (as amended, supplemented or otherwise modified from time to time, the “Safekeeping Agreement”), by and among New Mountain Finance Holdings L.L.C. (“New Mountain”), Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo, NA, as the Safekeeping Agent, and (b) the Amended and Restated Loan and Security Agreement, dated as of                         , 20     (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among New Mountain, each of the Lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and Wells Fargo, NA:

As of the date hereof, the Commitments have been terminated and the Obligations have been paid in full pursuant to the Loan Agreement, and the Loan Agreement has terminated subject to the terms of Section 12.6 of the Loan Agreement.

IN WITNESS WHEREOF, this certificate has been executed this [  ] day of [    ], 20[  ].

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:
Date: